 Filed pursuant to Rule 424(b)(3)
 File No. 333-249525

Owl Rock Core Income Corp.

Supplement No. 7 dated May 21, 2021

To

Prospectus dated December 28, 2020

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Owl Rock Core Income Corp. dated December 28, 2020, as amended and supplemented (the “Prospectus”), and is part of, and should be read in conjunction with, the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission, and is available free of charge at www.sec.gov or by calling (212) 419-3000. Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

Before investing in shares of our common stock, you should read carefully the Prospectus and this supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 33 of the Prospectus before you decide to invest in our common stock.

UPDATE TO INVESTMENT ADVISORY AGREEMENT

On May 18, 2021, we entered into an amended and restated investment advisory agreement (the “Restated Advisory Agreement”) with our investment adviser, Owl Rock Capital Advisors LLC (the “Adviser”), in connection with the previously announced transaction (the “Transaction”) pursuant to which Owl Rock Capital Group, LLC, the parent of the Adviser (and a subsidiary of Owl Rock Capital Partners LP), and Dyal Capital Partners (“Dyal”) merged to form Blue Owl Capital, Inc. (“Blue Owl”). The Transaction resulted in a change of control of the Adviser and was deemed an assignment of the investment advisory agreement (the “Prior Advisory Agreement”) between us and the Adviser. The Restated Advisory Agreement became effective upon consummation of the Transaction and the terms of the Restated Advisory Agreement are identical to the Prior Advisory Agreement. Our shareholders previously approved our entry into the Restated Advisory Agreement.

In addition, we entered into an amended and restated administration agreement (the “Restated Administration Agreement”) with the Adviser. The Restated Administration Agreement became effective upon consummation of the Transaction and the terms of the Restated Administration Agreement are identical to our prior administration agreement with the Adviser.

UPDATE TO BOARD OF DIRECTORS

As previously disclosed, the Transaction is intended to comply with Section 15(f) of the Investment Company Act of 1940 (the “1940 Act”). On May 18, 2021, in anticipation of the Transaction, and in order to ensure that the Transaction complies with Section 15(f), including the requirement that at least 75% of the members of our Board of Directors (the “Board”) not be “interested persons” (as defined in the 1940 Act) of us for three years following the consummation of the Transaction, Doug Ostrover and Alan Kirshenbaum stepped down as directors of the Company effective upon the consummation of the Transaction. The Board also voted to reduce its size from eight to six directors, effective upon the consumation of the Transaction.

The Transaction will not result in any changes to our investment objectives and strategies or to the investment advisory services provided to us. The executive officers and employees of the Adviser, Owl Rock Capital Partners LP and their affiliates who provide services to us will remain the same, the Adviser’s investment committee will remain the same, the Adviser’s investment process and investment resources will remain the same and the Adviser’s investment team that currently provides services to us will remain the same and continue to be focused on direct lending. Mr. Ostrover will continue to serve as the Adviser’s Chief Executive Officer and Co-Chief Investment Officer and as a member of the Adviser’s investment committee and now serves as Blue Owl’s Chief Executive Officer and Director. Mr. Kirshenbaum will continue to serve as Chief Financial Officer of the Adviser and now serves as Blue Owl’s Chief Financial Officer. Mr. Packer will continue to serve as a Director and Chief Executive Officer of us and also serves as a Senior Managing Director and Director of Blue Owl.

UPDATE TO SHARE REPURCHASE PROGRAM

(A) The penultimate sentence of the first paragraph in the section entitled “PROSPECTUS SUMMARY – Share Repurchase Program” in the Prospectus is replaced in its entirety with the sentence below; (B) the second, third, and fourth sentences of the second paragraph of the section entitled “CERTAIN QUESTIONS AND ANSWERS – Can I request that my shares be repurchased” in the Prospectus are replaced in their entirety with the sentence below; and (C) the second, sentence of the first paragraph of the section entitled “RISK FACTORS – We intend, but are not required, to offer to repurchase your shares on a quarterly basis. As a result you will have limited opportunities to sell your shares” in the Prospectus is replaced in their entirety with the sentence below:

Repurchases of shares will be made at the current net offering price per share for the applicable class of shares on the date of such repurchase.

The row in which the item entitled “Maximum Early Withdrawal Charge” in section entitled “FEES AND EXPENSES” in the Prospectus, and the accompanying footnote (2) thereto, are deleted in their entirety. Footnotes (3) through (9) are renumbered to be footnotes (2) through (8).

The final paragraph of the section entitled “CERTAIN QUESTIONS AND ANSWERS – What kind of fees will I be incurring” in the Prospectus is deleted in its entirety.

The section entitled “PLAN OF DISTRIBUTION — Early Withdrawal Charges” in the Prospectus is deleted in its entirety.

The final clause of the first sentence and the penultimate sentence of the second paragraph of the section entitled “SHARE REPURCHASE PROGRAM” in the Prospectus are deleted in their entirety.

RECENT DEVELOPMENTS

Quarterly Report on Form 10-Q

On May 13, 2021, we filed our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the U.S. Securities and Exchange Commission. The Form 10-Q, excluding the exhibits thereto, is attached to this supplement as Annex A, and incorporated herein by reference.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission File Number: 814-01369

OWL ROCK CORE INCOME CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	85-1187564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     YES ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Small reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES ☐  NO ☒

As of May 13, 2021, the registrant had 743,445 shares of Class S common stock,1,088,704 shares of Class D common stock, and 8,129,713 shares of Class I common stock, each with a par value per share of $0.01, outstanding.

Annex A

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Owl Rock Core Income Corp. (the “Company,” “we” or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;
•	an economic downturn could disproportionately impact the companies that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;
•	an economic downturn could also impact availability and pricing of our financing and our ability to access the debt and equity capital markets;
•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;
•	the impact of the novel strain of coronavirus known as “COVID-19” and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy;
•	interest rate volatility, including the decommissioning of LIBOR, could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;
•	currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;
•	our future operating results;
•	our business prospects and the prospects of our portfolio companies including our and their ability to achieve our respective objectives as a result of the current COVID-19 pandemic;
•	our contractual arrangements and relationships with third parties;
•	the ability of our portfolio companies to achieve their objectives;
•	competition with other entities and our affiliates for investment opportunities;
•	the speculative and illiquid nature of our investments;
•	the use of borrowed money to finance a portion of our investments as well as any estimates regarding potential use of leverage;
•	the adequacy of our financing sources and working capital;
•	the loss of key personnel;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the ability of Owl Rock Capital Advisors LLC (“the Adviser” or “our Adviser”) to locate suitable investments for us and to monitor and administer our investments;
•	the ability of the Adviser to attract and retain highly talented professionals;
•	our ability to qualify for and maintain our tax treatment as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and as a business development company (“BDC”);
•	the effect of legal, tax and regulatory changes including the Coronavirus Aid, Relief and Economic Security Act signed into law in December 2020 and the American Rescue Plan Act of 2021, signed into law in March 2021; and
•	other risks, uncertainties and other factors previously identified in the reports and other documents we have filed with the Securities and Exchange Commission (“SEC”).

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this report should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this report. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this report are excluded from the safe harbor protection provided by Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I. CONSOLIDATED FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

Owl Rock Core Income Corp.

Consolidated Statements of Assets and Liabilities

(Amounts in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Investments at fair value (amortized cost of $70,797 and $14,378, respectively)	$70,826	$14,376
Cash	23,355	8,153
Interest receivable	87	60
Due from Adviser	202	—
Receivable for investments sold	6,225	—
Prepaid expenses and other assets	1	21
Total Assets	$100,696	$22,610
Liabilities
Debt	$32,000	$10,000
Distribution payable	210	—
Payable for investments purchased	30,186	—
Payables to affiliates	—	191
Accrued expenses and other liabilities	386	146
Total Liabilities	62,782	10,337
Commitments and contingencies (Note 7)
Net Assets
Class S Common shares $0.01 par value, 1,000,000,000 shares authorized; 0 and 0 shares issued and outstanding, respectively	—	—
Class D Common shares $0.01 par value, 1,000,000,000 shares authorized; 323,542 and 0 shares issued and outstanding, respectively	3	—
Class I Common shares $0.01 par value, 1,000,000,000 shares authorized; 3,771,020 and 1,300,100 shares issued and outstanding, respectively	38	13
Additional paid-in-capital	38,268	12,420
Distributable earnings (losses)	(395)	(160)
Total Net Assets	37,914	12,273
Total Liabilities and Net Assets	$100,696	$22,610
Net Asset Value Per Class S Share(1)	—	—
Net Asset Value Per Class D Share(1)	$9.24	—
Net Asset Value Per Class I Share	$9.26	$9.44

(1)	There were no Class S shares of common stock outstanding as of March 31, 2021 and December 31, 2020. There were no Class D shares of common stock outstanding as of December 31, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Core Income Corp.

Consolidated Statement of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

Three Months Ended March 31, 2021
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	$340
Other income	6
Total investment income from non-controlled, non-affiliated investments	346
Total Investment Income	346
Operating Expenses
Initial organization	273
Interest expense	71
Management fees	52
Professional fees	286
Directors' fees	245
Shareholder servicing fees	1
Other general and administrative	367
Total Operating Expenses	1,295
Management fees waived (Note 3)	(52)
Expense support (Note 3)	(822)
Net Operating Expenses	421
Net Investment Income (Loss)	$(75)
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$42
Translation of assets and liabilities in foreign currencies	(11)
Total Net Change in Unrealized Gain (Loss)	31
Net realized gain (loss):
Non-controlled, non-affiliated investments	7
Foreign currency transactions	12
Total Net Realized Gain (Loss)	19
Total Net Realized and Change in Unrealized Gain (Loss)	50
Total Net Increase (Decrease) in Net Assets Resulting from Operations	$(25)
Net Increase (Decrease) in Net Assets Resulting from Operations Per Share of Class S Common Stock	$—
Net Increase (Decrease) in Net Assets Resulting from Operations Per Share of Class D Common Stock	$9
Net Increase (Decrease) in Net Assets Resulting from Operations Per Share of Class I Common Stock	$(34)
Earnings Per Share - Basic and Diluted of Class S Common Stock(1)	$—
Weighted Average Shares of Class S Common Stock Outstanding - Basic and Diluted	-
Earnings Per Share - Basic and Diluted of Class D Common Stock	$0.08
Weighted Average Shares of Class D Common Stock Outstanding - Basic and Diluted	113,773
Earnings Per Share - Basic and Diluted of Class I Common Stock	$(0.02)
Weighted Average Shares of Class I Common Stock Outstanding - Basic and Diluted	2,168,995

(1)	There were no Class S shares of common stock outstanding during the three months ended March 31, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Core Income Corp.

Consolidated Schedule of Investments

As of March 31, 2021

(Amounts in thousands, except share amounts)

(Unaudited)

Company(1)(2)(3)(13)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(4)(19)	Fair Value	Percentage of Net Assets
Non-controlled/non-affiliated portfolio company investments
Debt Investments(5)
Aerospace and Defense
Peraton Corp.(6)(15)	First lien senior secured loan	L + 3.75%	2/1/2028	1,812	1,802	1,810	4.8%
				1,812	1,802	1,810	4.8%
Business services
Hercules Borrower, LLC (dba The Vincit Group)(8)	First lien senior secured loan	L + 6.50%	12/15/2026	$822	$810	$814	2.1%
Hercules Borrower LLC (dba The Vincit Group)(10)(11)	First lien senior secured revolving loan	L + 6.50%	12/15/2026	—	(1)	(1)	—
Hercules Buyer, LLC (dba The Vincit Group)(14)(20)	Unsecured notes	0.48% (PIK)	12/14/2029	24	24	24	—
Packers Holdings, LLC(7)(15)	First lien senior secured loan	L + 3.25%	3/9/2028	4,301	4,280	4,249	11.2
				5,147	5,113	5,086	13.3%
Chemicals
Aruba Investments Holdings LLC (dba Angus Chemical Company)(8)	Second lien senior secured loan	L + 7.75%	11/24/2028	1,000	986	990	2.6%
Gaylord Chemical Company, L.L.C(6)	First lien senior secured loan	L + 6.00%	3/30/2027	9,209	9,117	9,117	24.0%
Gaylord Chemical Company, L.L.C(10)(11)	First lien senior secured revolving loan	L + 6.00%	3/30/2026	—	(8)	(8)	—%
				10,209	10,095	10,099	26.6%
Consumer products
Olaplex, Inc.(6)	First lien senior secured loan	L + 6.50%	1/8/2026	987	978	982	2.6%
				987	978	982	2.6%
Distribution
Individual Foodservice Holdings, LLC(8)	First lien senior secured loan	L + 6.25%	11/22/2025	1,315	1,296	1,301	3.4%
Individual Foodservice Holdings, LLC(8)(10)(12)	First lien senior secured delayed draw term loan	L + 6.25%	6/30/2022	9	8	8	—%
Individual Foodservice Holdings, LLC(6)(10)	First lien senior secured revolving loan	L + 6.25%	11/22/2024	15	14	14	—
				1,339	1,318	1,323	3.4%
Education
Cambium Learning Group(7)(17)	First lien senior secured loan	L + 4.50%	12/18/2025	7,479	7,461	7,461	19.7%
				7,479	7,461	7,461	19.7%
Financial Services
AxiomSL Group, Inc.(7)	First lien senior secured loan	L + 6.50%	12/3/2027	1,783	1,757	1,775	4.7%
AxiomSL Group, Inc.(10)(11)	First lien senior secured revolving loan	L + 6.50%	12/3/2025	—	(3)	(1)	—
Hg Saturn Luchaco Limited(16)(21)	Unsecured facility	G + 7.50% (PIK)	3/30/2026	2,070	2,055	2,044	5.4
				3,853	3,809	3,818	10.1%
Food and Beverage
Shearer's Foods, LLC(7)(15)	First lien senior secured loan	L + 3.50%	9/23/2027	10,973	10,973	10,943	28.9%
				10,973	10,973	10,943	28.9%

Owl Rock Core Income Corp.

Consolidated Schedule of Investments (Continued)

As of March 31, 2021

(Amounts in thousands, except share amounts)

(Unaudited)

Company(1)(2)(3)(13)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(4)(19)	Fair Value	Percentage of Net Assets
Healthcare equipment and services
Packaging Coordinators Midco, Inc.(8)	Second lien senior secured loan	L + 8.25%	11/30/2028	2,418	2,371	2,382	6.3%
PATRIOT ACQUISITION TOPCO S.A.R.L. (dba Corza Health, Inc.)(7)	First lien senior secured loan	L + 6.75%	1/29/2028	866	851	850	2.3%
PATRIOT ACQUISITION TOPCO S.A.R.L. (dba Corza Health, Inc.)(10)(11)	First lien senior secured revolving loan	L + 6.75%	1/29/2026	—	(2)	(2)	—%
				3,284	3,220	3,230	8.6%
Healthcare providers and services
Refresh Parent Holdings, Inc.(7)	First lien senior secured loan	L + 6.50%	12/9/2026	1,195	1,178	1,183	3.1
Refresh Parent Holdings, Inc.(7)(10)(12)	First lien senior secured delayed draw term loan	L + 6.50%	6/9/2022	214	208	212	0.6
Refresh Parent Holdings, Inc.(10)(11)	First lien senior secured revolving loan	L + 6.50%	12/9/2026	—	(2)	(1)	—
				1,409	1,384	1,394	3.7%
Healthcare technology
Project Ruby Ultimate Parent Corp. (dba Wellsky)(6)	First lien senior secured loan	L + 3.25%	2/9/2024	4,500	4,478	4,478	11.8%
				4,500	4,478	4,478	11.8%
Household products
Walker Edison Furniture Company LLC(7)	First lien senior secured loan	L + 5.75%	3/31/2027	10,000	9,850	9,850	26.0%
				10,000	9,850	9,850	26.0%
Insurance
Peter C. Foy & Associated Insurance Services, LLC(8)	First lien senior secured loan	L + 6.50%	3/31/2026	62	62	62	0.1%
Peter C. Foy & Associated Insurance Services, LLC(8)(10)(12)	First lien senior secured delayed draw term loan C	L + 6.25%	9/30/2021	8	8	8	—
Peter C. Foy & Associated Insurance Services, LLC(10)(11)(12)	First lien senior secured delayed draw term loan D	L + 6.50%	9/12/2022	—	(11)	—	—
Peter C. Foy & Associated Insurance Services, LLC(8)(10)	First lien senior secured revolving loan	L + 6.50%	3/31/2026	1	1	1	—
				71	60	71	0.1%
Internet software and services
BCTO BSI Buyer, Inc. (dba Buildertrend)(7)	First lien senior secured loan	L + 7.00%	12/23/2026	893	884	888	2.3%
BCTO BSI Buyer, Inc. (dba Buildertrend)(10)(11)	First lien senior secured revolving loan	L + 7.00%	12/23/2026	—	(1)	(1)	—
BCPE Nucleon (DE) SPV, LP(8)	First lien senior secured loan	L + 7.00%	9/24/2026	1,333	1,314	1,320	3.5
Granicus, Inc.(8)	First lien senior secured loan	L + 6.50%	1/29/2027	1,437	1,403	1,404	3.7
Granicus, Inc.(10)(11)(12)	First lien senior secured delayed draw term loan	L + 6.50%	1/30/2023	—	(7)	(6)	—
Granicus, Inc.(10)(11)	First lien senior secured revolving loan	L + 6.50%	1/29/2027	—	(4)	(4)	—
				3,663	3,589	3,601	9.5%

Owl Rock Core Income Corp.
Consolidated Schedule of Investments (Continued)
As of March 31, 2021
(Amounts in thousands, except share amounts)
(Unaudited)

			Maturity	Par /	Amortized	Fair	Percentage of Net
Company(1)(2)(3)(13)	Investment	Interest	Date	Units	Cost(4)(19)	Value	Assets
Manufacturing
ACR Group Borrower, LLC(7)	First lien senior secured loan	L + 4.50%	3/31/2028	4,125	4,063	4,063	10.7%
ACR Group Borrower, LLC(10)(11)	First lien senior secured revolving loan	L + 4.50%	3/31/2028	—	(13)	(13)	—%
Gloves Buyer, Inc. (dba Protective Industrial Products)(6)	Second lien senior secured loan	L + 8.25%	12/28/2028	900	878	882	2.3%
				5,025	4,928	4,932	13.0%
Telecommunications
Park Place Technologies, LLC(6)	First lien senior secured loan	L + 5.00%	11/10/2027	1,000	962	970	2.6%
				1,000	962	970	2.6%
Total non-controlled/non-affiliated portfolio company debt investments				$70,751	$70,020	$70,048	184.7%
Equity Investments
Business services
Hercules Buyer, LLC (dba The Vincit Group)(9)(14)(18)	Common Units	N/A	N/A	10,000	10	12	—%
				10,000	10	12	—%
Healthcare equipment and services
KPCI Holdings, L.P.(9)(18)	LP Interest	N/A	N/A	313	313	313	0.8%
Patriot Holdings SCSp (dba Corza Health, Inc.)(9)	Class A Units	8.00% PIK	N/A	46	46	46	0.1
Patriot Holdings SCSp (dba Corza Health, Inc.)(9)(18)	Class B Units	N/A	N/A	—	—	—	—
				359	359	359	0.8%
Healthcare providers and services
Restore OMH Intermediate Holdings, Inc.(9)	Senior Preferred Stock	13.00% PIK	N/A	308	308	307	0.8%
				308	308	307	0.8%
Insurance
PCF Holdco, LLC(9)(10)(18)	Class A Units	N/A	N/A	—	—	—	—%
				—	—	—	—%
Manufacturing
Gloves Holding, LP (dba Protective Industrial Products)(9)(18)	LP Interest	N/A	N/A	100	100	100	0.3%
				100	100	100	0.3%
Total non-controlled/non-affiliated portfolio company equity investments					$777	$778	1.9%
Total Investments					$70,797	$70,826	186.6%

(1)	Certain portfolio company investments are subject to contractual restrictions on sales.
(2)	Unless otherwise indicated, all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Company owns less than 5% of the portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company.
(3)	Unless otherwise indicated, all investments are considered Level 3 investments.
(4)	The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(5)	Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans bear interest at a rate that may be determined by reference to either the London Interbank Offered Rate (“LIBOR” or “L”) (which can include one-, two-, three- or six-month LIBOR), British pound sterling LIBOR (“GBPLIBOR” or “G”), or an alternate base rate (which can include the Federal Funds Effective Rate or the Prime Rate), at the borrower’s option, and which reset periodically based on the terms of the loan agreement.

Owl Rock Core Income Corp.
Consolidated Schedule of Investments (Continued)
As of March 31, 2021
(Amounts in thousands, except share amounts)
(Unaudited)

(6)	The interest rate on these loans is subject to 1 month LIBOR, which as of March 31, 2021 was 0.11%.
(7)	The interest rate on these loans is subject to 3 month LIBOR, which as of March 31, 2021 was 0.19%.
(8)	The interest rate on these loans is subject to 6 month LIBOR, which as of March 31, 2021 was 0.21%.
(9)	Security acquired in transaction exempt from registration under the Securities Act of 1933, and may be deemed to be “restricted security” under the Securities Act. As of March 31, 2021, the aggregate fair value of these securities is $0.8 million, or 1.9% of the Company’s net assets. The acquisition dates of the restricted securities are as follows:

Portfolio Company	Investment	Acquisition Date
Patriot Holdings SCSp (dba Corza Health, Inc.)	Class A Units	January 29, 2021
Patriot Holdings SCSp (dba Corza Health, Inc.)	Class B Units	January 29, 2021
Hercules Buyer, LLC	Common Units	December 15, 2020
KPCI Holdings, L.P.	LP Interest	November 30, 2020
Restore OMH Intermediate Holdings, Inc.	Senior Preferred Stock	December 9, 2020
PCF Holdco, LLC	Class A Units	March 30, 2021
Gloves Holding, LP (dba Protective Industrial Products)	LP Interest	December 29, 2020

(10)	Position or portion thereof is an unfunded loan or equity commitment. See Note 7 “Commitments and Contingencies”.
(11)	The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan. The negative fair value is the result of the capitalized discount on the loan.
(12)	The date disclosed represents the commitment period of the unfunded term loan. Upon expiration of the commitment period, the funded portion of the term loan may be subject to a longer maturity date.
(13)	Unless otherwise indicated, all investments represent co-investment made with the Company’s affiliates in accordance with the terms of exemptive relief that the Company received from the U.S. Securities and Exchange Commission. See Note 3 “Agreements and Related Party Transactions.”
(14)	We invest in this portfolio company through underlying blocker entities Hercules Blocker 1 LLC, Hercules Blocker 2 LLC, Hercules Blocker 3 LLC, Hercules Blocker 4 LLC, and Hercules Blocker 5 LLC.
(15)	Level 2 investment.
(16)	This portfolio company is not a qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). Under the 1940 Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of total assets. As of March 31, 2021, non-qualifying assets represented 2.0% of total assets as calculated in accordance with the regulatory requirements.
(17)	This portfolio company was not a co-investment made with the Company’s affiliates in accordance with the terms of exemptive relief that the Company received from the U.S. Securities and Exchange Commission.
(18)	Investment is non-income producing.
(19)	As of March 31, 2021, the net estimated unrealized gain on investments for U.S. federal income tax purposes was $29 thousand based on a tax cost basis of $70.8 million. As of March 31, 2021, the estimated aggregate gross unrealized gain for U.S. federal income tax purposes was $103 thousand and the estimated aggregate gross unrealized loss for U.S. federal income tax purposes was $74 thousand.
(20)	Investment does not contain a variable rate structure.
(21)	The interest rate on this loan is subject to 6 month GBPLIBOR, which as of March 31, 2021 was 0.11%.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Core Income Corp.
Consolidated Schedule of Investments
As of December 31, 2020
(Amounts in thousands, except share amounts)

Company(1)(2)(3)(14)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(4)(5)	Fair Value	Percentage of Net Assets
Non-controlled/non-affiliated portfolio company investments
Debt Investments(6)
Business services
Hercules Borrower, LLC(dba The Vincit Group)(9)	First lien senior secured loan	L + 6.50%	12/15/2026	$822	$810	$810	6.6%
Hercules Borrower LLC (dba The Vincit Group)(11)(12)	First lien senior secured revolving loan	L + 6.50%	12/15/2026	—	(1)	(1)	—
Hercules Buyer, LLC (dba The Vincit Group)(15)	Unsecured notes	0.48% (PIK)	12/14/2029	22	22	22	0.1
				844	831	831	6.7%
Chemicals
Aruba Investments Holdings LLC (dba Angus Chemical Company)(9)	Second lien senior secured loan	L + 7.75%	11/24/2028	1,000	985	984	8.0%
				1,000	985	984	8.0%
Consumer products
Olaplex, Inc.(7)	First lien senior secured loan	L + 6.50%	1/8/2026	994	984	984	8.0%
				994	984	984	8.0%
Distribution
Individual Foodservice Holdings, LLC(9)	First lien senior secured loan	L + 6.25%	11/22/2025	1,318	1,298	1,298	10.6%
Individual Foodservice Holdings, LLC(11)(12)(13)	First lien senior secured delayed draw term loan	L + 6.25%	6/30/2022	—	(1)	(1)	—
Individual Foodservice Holdings, LLC(9)(11)	First lien senior secured revolving loan	L + 6.25%	11/22/2024	19	17	17	0.1
				1,337	1,314	1,314	10.7%
Financial Services
AxiomSL Group, Inc.(8)	First lien senior secured loan	L + 6.50%	12/3/2027	1,788	1,761	1,761	14.3%
AxiomSL Group, Inc.(11)(12)	First lien senior secured revolving loan	L + 6.50%	12/3/2025	—	(3)	(3)	—
				1,788	1,758	1,758	14.3%
Healthcare equipment and services
Packaging Coordinators Midco, Inc.(9)	Second lien senior secured loan	L + 8.25%	11/30/2028	2,418	2,370	2,370	19.3%
				2,418	2,370	2,370	19.3%
Healthcare providers and services
Refresh Parent Holdings, Inc.(8)	First lien senior secured loan	L + 6.50%	12/9/2026	1,198	1,180	1,180	9.6
Refresh Parent Holdings, Inc.(11)(12)(13)	First lien senior secured delayed draw term loan	L + 6.50%	6/9/2022	—	(1)	(1)	—
Refresh Parent Holdings, Inc.(8)(11)	First lien senior secured revolving loan	L + 6.50%	12/9/2026	41	39	39	0.3
				1,239	1,218	1,218	9.9%
Internet software and services
BCTO BSI Buyer, Inc. (dba Buildertrend)(8)	First lien senior secured loan	L + 7.00%	12/23/2026	893	884	884	7.2%
BCTO BSI Buyer, Inc. (dba Buildertrend)(11)(12)	First lien senior secured revolving loan	L + 7.00%	12/23/2026	—	(1)	(1)	—
BCPE Nucleon (DE) SPV, LP(8)	First lien senior secured loan	L + 7.00%	9/24/2026	1,500	1,478	1,478	12.0
				2,393	2,361	2,361	19.2%

Owl Rock Core Income Corp.

Consolidated Schedule of Investments

As of December 31, 2020

(Amounts in thousands, except share amounts)

Company(1)(2)(3)(14)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(4)(5)	Fair Value	Percentage of Net Assets
Manufacturing
Gloves Buyer, Inc. (dba Protective Industrial Products)(7)	Second lien senior secured loan	L + 8.25%	12/28/2028	900	878	878	7.2%
				900	878	878	7.2%
Telecommunications
Park Place Technologies, LLC(7)	First lien senior secured loan	L + 5.00%	11/10/2027	1,000	960	960	7.8%
				1,000	960	960	7.8%
Total non-controlled/non-affiliated portfolio company debt investments				$13,913	$13,659	$13,658	111.1%
Equity Investments
Business services
Hercules Buyer, LLC (dba The Vincit Group)(10)(15)	Common Units	N/A	N/A	10,000	10	10	—%
				10,000	10	10	—%
Healthcare equipment and services
KPCI Holdings, L.P.(10)	LP Interest	N/A	N/A	313	313	313	2.6%
				313	313	313	2.6%
Healthcare providers and services
Restore OMH Intermediate Holdings, Inc. (10)	Senior Preferred Stock	N/A	N/A	30	296	295	2.4%
				30	296	295	2.4%
Manufacturing
Gloves Holding, LP (dba Protective Industrial Products)(10)	LP Interest	N/A	N/A	100	100	100	0.8%
				100	100	100	0.8%
Total non-controlled/non-affiliated portfolio company equity investments					$719	$718	5.8%
Total Investments					$14,378	$14,376	116.9%

(1)	Certain portfolio company investments are subject to contractual restrictions on sales.
(2)	Unless otherwise indicated, all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Company owns less than 5% of the portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company.
(3)	Unless otherwise indicated, all investments are considered Level 3 investments.
(4)	As of December 31, 2020, the net estimated unrealized loss on investments for U.S. federal income tax purposes was $2 thousand based on a tax cost basis of $14.4 million. As of December 31, 2020, the estimated aggregate gross unrealized loss for U.S. federal income tax purposes was $2 thousand.
(5)	The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(6)	Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans bear interest at a rate that may be determined by reference to either the London Interbank Offered Rate (“LIBOR” or “L”) (which can include one-, two-, three- or six-month LIBOR) or an alternate base rate (which can include the Federal Funds Effective Rate or the Prime Rate), at the borrower’s option, and which reset periodically based on the terms of the loan agreement.
(7)	The interest rate on these loans is subject to 1 month LIBOR, which as of December 31, 2020 was 0.14%.
(8)	The interest rate on these loans is subject to 3 month LIBOR, which as of December 31, 2020 was 0.24%.
(9)	The interest rate on these loans is subject to 6 month LIBOR, which as of December 31, 2020 was 0.26%
(10)	Security acquired in transaction exempt from registration under the Securities Act of 1933, and may be deemed to be “restricted security” under the Securities Act. As of December 31, 2020, the aggregate fair value of these securities is $ 0.7 million, or 5.8% of the Company’s net assets. The acquisition dates of the restricted securities are as follows:

Owl Rock Core Income Corp.

Consolidated Schedule of Investments

As of December 31, 2020

(Amounts in thousands, except share amounts)

Portfolio Company	Investment	Acquisition Date
Hercules Buyer LLC	Common Units	December 15, 2020
KPCI Holdings, L.P.	LP Interest	November 30, 2020
Restore OMH Intermediate Holdings, Inc.	Senior Preferred Stock	December 9, 2020
Gloves Holding, LP (dba Protective Industrial Products)	LP Interest	December 29, 2020

(11)	Position or portion thereof is an unfunded loan commitment. See Note 7 “Commitments and Contingencies”.
(12)	The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan. The negative fair value is the result of the capitalized discount on the loan.
(13)	The date disclosed represents the commitment period of the unfunded term loan. Upon expiration of the commitment period, the funded portion of the term loan may be subject to a longer maturity date.
(14)	Represents co-investment made with the Company’s affiliates in accordance with the terms of exemptive relief that the Company received from the U.S. Securities and Exchange Commission. See Note 3 “Agreements and Related Party Transactions.”
(15)	We invest in this portfolio company through underlying blocker entities Hercules Blocker 1 LLC, Hercules Blocker 2 LLC, Hercules Blocker 3 LLC, Hercules Blocker 4 LLC, and Hercules Blocker 5 LLC.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Core Income Corp.

Consolidated Statement of Changes in Net Assets

(Unaudited)

Three Months Ended March 31, 2021
Increase (Decrease) in Net Assets Resulting from Operations
Net investment income (loss)	$(75)
Net change in unrealized gain (loss)	31
Net realized gain (loss) on investments	19
Net Decrease in Net Assets Resulting from Operations	(25)
Distributions
Class D	(16)
Class I	(194)
Net Decrease in Net Assets Resulting from Shareholders' Distributions	(210)
Capital Share Transactions
Class D:
Issuance of shares of common stock	2,996
Net Increase in Net Assets Resulting from Capital Share Transactions - Class D	2,996
Class I:
Issuance of shares of common stock	22,880
Net Increase in Net Assets Resulting from Capital Share Transactions - Class I	22,880
Total Increase in Net Assets	25,641
Net Assets, at beginning of period	12,273
Net Assets, at end of period	$37,914

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Core Income Corp.

Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

For the Three Months Ended March 31, 2021
Cash Flows from Operating Activities
Net Increase (Decrease) in Net Assets Resulting from Operations	$(25)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Purchases of investments, net	(62,922)
Proceeds from investments and investment repayments, net	6,533
Net change in unrealized (gain) loss on investments	(42)
Net change in unrealized (gain) loss on translation of assets and liabilities in foreign currencies	11
Net realized (gain) loss on investments	(7)
Paid-in-kind interest	(13)
Net amortization of discount on investments	(10)
Changes in operating assets and liabilities:
(Increase) decrease in interest receivable	(27)
(Increase) decrease in receivable for investments sold	(6,225)
(Increase) decrease in Due from Adviser	(202)
(Increase) decrease in prepaid expenses and other assets	20
Increase (decrease) in payable for investments purchased	30,186
Increase (decrease) in payables to affiliates	(191)
Increase (decrease) in accrued expenses and other liabilities	240
Net cash used in operating activities	(32,674)
Cash Flows from Financing Activities
Borrowings on debt	27,000
Repayments of debt	(5,000)
Proceeds from issuance of common shares	25,876
Net cash provided by financing activities	47,876
Net increase (decrease) in cash	15,202
Cash, beginning of period	8,153
Cash, end of period	$23,355
Supplemental and Non-Cash Information
Interest paid during the period	$44
Distributions declared during the period	$210

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Organization and Principal Business

Owl Rock Core Income Corp., (“Owl Rock” or the “Company”) is a Maryland corporation formed on April 22, 2020. The Company was formed primarily to originate and make loans to, and make debt and equity investments in, U.S. middle market companies. The Company’s investment objective is to generate current income and to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Company invests in senior secured or unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, equity and equity-related securities which include common and preferred stock, securities convertible into common stock, and warrants. The Company may on occasion invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets, including the high yield and large syndicated loan markets, which are often referred to as “junk” investments. Once the Company raises sufficient capital, the target credit investments will typically have maturities between three and ten years and generally range in size between $10 million and $125 million, although the investment size will vary with the size of the Company’s capital base. Prior to raising sufficient capital, the Company may make a greater number of investments in syndicated loan opportunities than it otherwise would expect to make in the future.

The Company is an externally managed closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company intends to elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”). Because the Company has elected to be regulated as a BDC and intends to qualify as a RIC under the Code, the Company’s portfolio is subject to diversification and other requirements.

In November 2020, the Company commenced operations and made its first portfolio company investment. On October 23, 2020, the Company formed a wholly-owned subsidiary, OR Lending IC LLC, a Delaware limited liability company. From time to time the Company may form wholly-owned subsidiaries to facilitate the normal course of business.

The Company is managed by Owl Rock Capital Advisors LLC (the “Adviser”). The Adviser is an indirect subsidiary of Owl Rock Capital Partners LP (“Owl Rock Capital Partners”). The Adviser is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Subject to the overall supervision of the Company’s Board, the Adviser manages the day-to-day operations of, and provides investment advisory and management services to, the Company.

The Company has received an exemptive order that permits it to offer multiple classes of shares of common stock and to impose asset-based servicing and distribution fees and early withdrawal fees. The Company offers on a best efforts, continuous basis up to $2,500,000,000 in any combination of amount of shares of Class S, Class D, and Class I common stock. The share classes have different upfront selling commissions and ongoing servicing fees. Each class of common stock is offered through Owl Rock Capital Securities LLC (d/b/a Owl Rock Securities) (the “Dealer Manager”). The Dealer Manager is entitled to receive upfront selling commissions of up to 3.50% of the offering price of each Class S share sold in the offering and 1.50% of the offering price of each Class D share sold in the offering. Class I shares are not subject to upfront selling commissions. Any upfront selling commissions for the Class S shares and Class D shares sold in the offering will be deducted from the purchase price. Class S, Class D and Class I shares were offered at initial purchase prices per shares of $10.35, $10.15 and $10.00, respectively. Thereafter, the purchase price per share for each class of common stock will vary and will not be sold at a price below the Company’s net asset value per share of such class, as determined in accordance with the Company’s share pricing policy, plus applicable upfront selling commissions.

On December 23, 2020, Owl Rock Capital Group, LLC (“Owl Rock Capital Group”), the parent of the Adviser (and a subsidiary of Owl Rock Capital Partners), and Dyal Capital Partners (“Dyal”) announced they are merging to form Blue Owl Capital, Inc. (“Blue Owl”).  Blue Owl will enter the public market via its acquisition by Altimar Acquisition Corporation (NYSE:ATAC) (“Altimar”), a special purpose acquisition company (the “Transaction”). If the Transaction is consummated, there will be no changes to the Company’s investment strategy or the Adviser’s investment team or investment process with respect to the Company; however, the Transaction will result in a change in control of the Adviser, which will be deemed an assignment of the Investment Advisory Agreement in accordance with the 1940 Act. As a result, the Board and the Company’s shareholders, after considering the Transaction and subsequent change in control, has determined that upon consummation of the Transaction, the Company should enter into anamended and restated investment advisory agreement with the Adviser on terms that are identical to the Investment Advisory Agreement. The Board also determined that upon consummation of the Transaction, the Company should enter into an amended and restated administration agreement with the Adviser on terms that are identical to the Administration Agreement.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

On September 30, 2020, the Adviser purchased 100 shares of the Company’s Class I common stock at $10.00 per share, which represented the initial public offering price of such shares. The Adviser will not tender these shares for repurchase as long as Owl Rock Capital Advisors LLC remains the investment adviser of Owl Rock Core Income Corp. There is no current intention for Owl Rock Capital Advisors LLC to discontinue its role. On October 15, 2020, the Company received a subscription agreement, totaling $25.0 million for the purchase of Class I common shares of its common stock from Owl Rock Feeder FIC ORCIC Equity LLC (“Feeder FIC Equity”). The shares purchased by the Adviser and Feeder FIC Equity are subject to a lock-up pursuant to FINRA Rule 5110(e)(1) for a period of 180 days from the date of commencement of sales in the offering, and the Adviser, Feeder FIC Equity, and their permitted assigns may not engage in any transaction that would result in the effective economic disposition of the Class I shares.

The Company commenced a continuous public offering of up to $2,500,000,000 in any combination of Class S, Class D, and Class I shares of its common stock on November 12, 2020. On November 12, 2020, the Company sold 700,000 shares pursuant to the subscription agreement and met the minimum offering requirement for its continuous public offering of $2.5 million. The purchase price of these shares sold in the private placement was $10.00 per share. Since meeting the minimum offering requirement and commencing its continuous public offering through March 31, 2021, the Company has issued 323,542 shares of Class D common stock and 3,771,020 shares of Class I common stock for gross proceeds of $3.0 million and $35.9 million, respectively, including $1,000 of seed capital contributed by its Adviser in September 2020 and approximately $25.0 million in gross proceeds raised in the private placement from Feeder FIC Equity. As of May 13, 2021, the Company has issued 743,445 shares of its Class S common stock, 1,088,704 shares of its Class D common stock, and 8,129,713 shares of its Class I common stock and has raised total gross proceeds of $7.0 million, $10.1 million, and $76.2 million, respectively, including seed capital of $1,000 contributed by its Adviser in September 2020 and approximately $25.0 million in gross proceeds raised from Feeder FIC Equity. In addition, as of May 13, 2021, the Company has received $45.8 million in subscription payments which the Company accepted on May 1, 2021 and which is pending the Company’s determination of the net asset value per share applicable to such purchase.

Note 2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is an investment company and, therefore, applies the specialized accounting and reporting guidance in Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements, have been included. The Company’s fiscal year ends on December 31.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual amounts could differ from those estimates and such differences could be material.

Cash

Cash consists of deposits held at a custodian bank. Cash is carried at cost, which approximates fair value. The Company deposits its cash with highly-rated banking corporations and, at times, may exceed the insured limits under applicable law.

Investments at Fair Value

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Investments for which market quotations are readily available are typically valued at the bid price of those market quotations. To validate market quotations, the Company utilizes a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available, as is the case for substantially all of the Company’s investments, are valued at fair value as determined in good faith by the Board, based on, among other things, the input of the Adviser, the Company’s audit committee, and independent third-party valuation firm(s) engaged at the direction of the Board.

As part of the valuation process, the Board takes into account relevant factors in determining the fair value of the Company’s investments, including: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase or sale transaction, public offering or subsequent equity sale occurs, the Board considers whether the pricing indicated by the external event corroborates its valuation.

The Board undertakes a multi-step valuation process, which includes, among other procedures, the following:

•	With respect to investments for which market quotations are readily available, those investments will typically be valued at the bid price of those market quotations;
•	With respect to investments for which market quotations are not readily available, the valuation process begins with the independent valuation firm(s) providing a preliminary valuation of each investment to the Adviser’s valuation committee;
•	Preliminary valuation conclusions are documented and discussed with the Adviser’s valuation committee. Agreed upon valuation recommendations are presented to the Audit Committee;
•	The Audit Committee reviews the valuation recommendations and recommends values for each investment to the Board; and
•	The Board reviews the recommended valuations and determines the fair value of each investment.

The Company conducts this valuation process on a quarterly basis.

The Company applies Financial Accounting Standards Board Accounting Standards Codification (“FASB”) 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, the Company considers its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfer occurs. In addition to using the above inputs in investment valuations, the Company applies the valuation policy approved by its Board that is consistent with ASC 820. Consistent with the valuation policy, the Company evaluates the source of the inputs, including any markets in which its investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (such as broker quotes), the Company subjects those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment. For example, the Company, or the independent valuation firm(s), reviews pricing support provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If the Company were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.

Rule 2a-5 under the 1940 Act was recently adopted by the SEC and establishes requirements for determining fair value in good faith for purposes of the 1940 Act. We intend to comply with the new rule`s requirements on or before the compliance date in September 2022.

Interest and Dividend Income Recognition

Interest income is recorded on the accrual basis and includes amortization of discounts or premiums. Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK interest represents accrued interest that is added to the principal amount of the investment on the respective interest payment dates rather than being paid in cash and generally becomes due at maturity. For the three months ended March 31, 2021, PIK interest earned was less than 5% of investment income. Discounts to par value on securities purchased are amortized into interest income over the contractual life of the respective security using the effective yield method. Premiums to par value on securities purchased are amortized to first call date. The amortized cost of investments represents the original cost adjusted for the amortization of discounts or premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. If at any point we believe PIK interest is not expected to be realized, the investment generating PIK interest will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest or dividends are generally reversed through interest income. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of March 31, 2021, no investments are on non-accrual status.

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Other Income

From time to time, the Company may receive fees for services provided to portfolio companies. These fees are generally only available to the Company as a result of closing investments, are normally paid at the closing of the investments, are generally non-recurring, and are recognized as revenue when earned upon closing of the investment. The services that the Adviser provides vary by investment, but can include closing, work, diligence or other similar fees and fees for providing managerial assistance to our portfolio companies.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Organization Expenses

Costs associated with the organization of the Company are expensed as incurred. These expenses consist primarily of legal fees and other costs of organizing the Company.

Offering Expenses

Costs associated with the offering of common shares of the Company are capitalized as deferred offering expenses and are included in prepaid expenses and other assets in the Consolidated Statements of Assets and Liabilities and are amortized over a twelve-month period from incurrence. These expenses consist primarily of legal fees and other costs incurred in connection with the Company’s continuous public offering of its common shares, the preparation of the Company’s registration statement, and registration fees.

Debt Issuance Costs

The Company records origination and other expenses related to its debt obligations as deferred financing costs. These expenses are deferred and amortized over the life of the related debt instrument. Debt issuance costs are presented on the Consolidated Statements of Assets and Liabilities as a direct deduction from the debt liability. In circumstances in which there is not an associated debt liability amount recorded in the consolidated financial statements when the debt issuance costs are incurred, such debt issuance costs will be reported on the Consolidated Statements of Assets and Liabilities as an asset until the debt liability is recorded.

Reimbursement of Transaction-Related Expenses

The Company may receive reimbursement for certain transaction-related expenses in pursuing investments. Transaction-related expenses, which are generally expected to be reimbursed by the Company’s portfolio companies, are typically deferred until the transaction is consummated and are recorded in prepaid expenses and other assets on the date incurred. The costs of successfully completed investments not otherwise reimbursed are borne by the Company and are included as a component of the investment’s cost basis.

Cash advances received in respect of transaction-related expenses are recorded as cash with an offset to accrued expenses and other liabilities. Accrued expenses and other liabilities are relieved as reimbursable expenses are incurred.

Income Taxes

The Company intends to elect to be treated as a RIC under the Code beginning with the taxable year ended December 31, 2020 and intends to qualify as a RIC thereafter. So long as the Company obtains and maintains its tax treatment for tax treatment as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Instead, any tax liability related to income earned and distributed by the Company represents obligations of the Company’s investors and will not be reflected in the consolidated financial statements of the Company.

To qualify as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses. In order for the Company not to be subject to U.S. federal excise taxes, it must distribute annually an amount at least equal to the sum of (i) 98% of its net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (iii) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. The Company, at its discretion, may carry forward taxable income in excess of calendar year dividends and pay a 4% nondeductible U.S. federal excise tax on this income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. There were no material uncertain income tax positions as of December 31, 2020.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Income and Expense Allocations

Income and realized and unrealized capital gains and losses are allocated to each class of shares of the Company on the basis of the aggregate net asset value of that class in relation to the aggregate net asset value of the Company.

Expenses that are common to all share classes are borne by each class of shares based on the net assets of the Company attributable to each class. Expenses that are specific to a class of shares are allocated to such class either directly or through the servicing fees paid pursuant to the Company’s distribution plan. “See Note 3. Agreements and Related Party Transactions – Shareholder Servicing Plan.”

Distributions to Common Shareholders

Distributions to common shareholders are recorded on the record date. The amount to be distributed is determined by the Board and is generally based upon the earnings estimated by the Adviser. Net realized long-term capital gains, if any, would be generally distributed at least annually, although the Company may decide to retain such capital gains for investment.

Subject to the Company’s board of directors’ discretion and applicable legal restrictions, the Company intends to authorize and declare cash distributions to the Company’s shareholders on a monthly or quarterly basis and pay such distributions on a monthly basis. The per share amount of distributions for Class S, Class D, and Class I shares will differ because of different allocations of class-specific expenses. Specifically, because the ongoing servicing fees are calculated based on the Company’s net asset value for the Company’s Class S and Class D shares, the ongoing service fees will reduce the net asset value or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under the Company’s distribution reinvestment plan. As a result, the distributions on Class S shares and Class D shares may be lower than the distributions on Class I shares.

The Company has adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Oklahoma, Oregon, Vermont and Washington and clients of participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. The Company expects to use newly issued shares to implement the distribution reinvestment plan.

Consolidation

As provided under Regulation S-X and ASC Topic 946 - Financial Services - Investment Companies, the Company will generally not consolidate its investment in a company other than a wholly-owned investment company or controlled operating company whose business consists of providing services to the Company. Accordingly, the Company consolidated the accounts of the Company's wholly-owned subsidiaries in its consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

New Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. In January 2021, the FASB issued ASU No. 2021-01, “Reference Rate Reform (Topic 848),” which expanded the scope of Topic 848 to include derivative instruments impacted by discounting transition. ASU 2020-04 and ASU 2021-01 are effective for all entities through December 31, 2022. ASU No. 2021-01 provides increased clarity as the Company continues to evaluate the transition of reference rates and is currently evaluating the impact of adopting ASU No. 2020-04 and 2021-01 on the consolidated financial statements.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Other than the aforementioned guidance, the Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3. Agreements and Related Party Transactions

As of March 31, 2021, the Company had receivables from affiliates of $0.2 million primarily comprised of expense support due from the Adviser partially offset by amounts reimbursable to the Adviser pursuant to the Administration Agreement. As of December 31, 2020, the Company had payables to affiliates of $0.2 million primarily comprised of amounts reimbursable to the Adviser pursuant to the Administration Agreement.

Administration Agreement

The Company has entered into an Administration Agreement (the “Administration Agreement”) with the Adviser. Under the terms of the Administration Agreement, the Adviser performs, or oversees the performance of, required administrative services, which include providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC, and managing the payment of expenses, and the performance of administrative and professional services rendered by others.

The Administration Agreement also provides that the Company reimburses the Adviser for certain organization costs incurred prior to the commencement of the Company’s operations, and for certain offering costs.

The Company reimburses the Adviser for services performed for it pursuant to the terms of the Administration Agreement. In addition, pursuant to the terms of the Administration Agreement, the Adviser may delegate its obligations under the Administration Agreement to an affiliate or to a third party and the Company will reimburse the Adviser for any services performed for it by such affiliate or third party.

For the three months ended March 31, 2021, the Company incurred expenses of approximately $0.3 million for costs and expenses reimbursable to the Adviser under the terms of the Administration Agreement.

Unless earlier terminated as described below, the Administration Agreement, and subject to the consummation of the Transaction, the amended and restated administration agreement, will remain in effect until September 30, 2022 and from year to year thereafter if approved annually by a majority of the Board or by the holders of a majority of the Company’s outstanding voting securities and, in each case, a majority of the independent directors. The Administration Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act), or by the vote of a majority of the Board or by the Adviser.

No person who is an officer, director, or employee of the Adviser or its affiliates and who serves as a director of the Company receives any compensation from the Company for his or her services as a director. However, the Company reimburses the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser or its affiliates to the Company’s Chief Compliance Officer, Chief Financial Officer and their respective staffs (based on the percentage of time those individuals devote, on an estimated basis, to the business and affairs of the Company). Directors who are not affiliated with the Adviser receive compensation for their services and reimbursement of expenses incurred to attend meetings.

Investment Advisory Agreement

The Company has entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) with the Adviser. Under the terms of the Investment Advisory Agreement, the Adviser is responsible for managing the Company’s business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring its investments, and monitoring its portfolio companies on an ongoing basis through a team of investment professionals.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The Adviser’s services under the Investment Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to the Company are not impaired.

Under the terms of the Investment Advisory Agreement, the Company pays the Adviser a base management fee and may also pay a performance based incentive fee. The cost of both the management fee and the incentive fee will ultimately be borne by the Company’s shareholders.

Unless earlier terminated as described below, the Investment Advisory Agreement, and subject to the consummation of the Transaction, the amended and restated investment advisory agreement, will remain in effect until September 30, 2022 and from year-to-year thereafter if approved annually by a majority of the Board or by the holders of a majority of the Company’s outstanding voting securities and, in each case, by a majority of independent directors.

The Investment Advisory Agreement will automatically terminate within the meaning of the 1940 Act and related SEC guidance and interpretations in the event of its assignment. In accordance with the 1940 Act, without payment of penalty, the Company may terminate the Investment Advisory Agreement with the Adviser upon 60 days’ written notice. The decision to terminate the agreement may be made by a majority of the Board of Directors or the shareholders holding a majority (as defined under the 1940 Act) of the outstanding shares of the Company’s common stock or the Adviser. In addition, without payment of penalty, the Adviser may generally terminate the Investment Advisory Agreement upon 60 days’ written notice.

On December 23, 2020, Owl Rock Capital Group, the parent of the Adviser (and a subsidiary of Owl Rock Capital Partners), and Dyal announced they are merging to form Blue Owl. Blue Owl will enter the public market via its acquisition by Altimar, a special purpose acquisition company. If the Transaction is consummated, there will be no changes to the Company’s investment strategy or the Adviser’s investment team or investment process with respect to the Company; however, the Transaction with result in a change in control of the Adviser, which will be deemed an assignment of the Investment Advisory Agreement in accordance with the 1940 Act. The Board and the Company’s shareholders have determined that, upon consummation of the Transaction, the Company should enter into an amended and restated investment advisory agreement with the Adviser on terms that are identical to the Investment Advisory Agreement.

From time to time, the Adviser may pay amounts owed by the Company to third-party providers of goods or services, including the Board, and the Company will subsequently reimburse the Adviser for such amounts paid on its behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms.

The base management fee is payable monthly in arrears. The base management fee is calculated at an annual rate of 1.25% based on the average value of the Company’s net assets at the end of the two most recently completed calendar months. All or part of the base management fee not taken as to any month will be deferred without interest and may be taken in any such month prior to the occurrence of a liquidity event. Base management fees for any partial month are prorated based on the number of days in the month. On February 23, 2021, the Adviser agreed to waive 100% of the base management fee for the quarter ended March 31, 2021. Any portion of management fees waived shall not be subject to recoupment.

For the three months ended March 31, 2021, management fees were $52 thousand. For the three months ended March 31, 2021, $52 thousand of management fees were waived.

Pursuant to the Investment Advisory Agreement, the Adviser is entitled to an incentive fee. The incentive fee consists of two parts: (i) an incentive fee on income and (ii) an incentive fee on capital gains. Each part of the incentive fee is outlined below.

The incentive fee on income will be calculated and payable quarterly in arrears and will be based upon the Company’s pre-incentive fee net investment income for the immediately preceding calendar quarter. In the case of a liquidation of the Company or if the Investment Advisory Agreement is terminated, the fee will also become payable as of the effective date of the event.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The incentive fee on income for each calendar quarter will be calculated as follows:

•	No incentive fee on income will be payable in any calendar quarter in which the pre-incentive fee net investment income does not exceed a quarterly return to investors of 1.25% of the Company’s net asset value for that immediately preceding calendar quarter. The Company refers to this as the quarterly preferred return.

•	All of the Company’s pre-incentive fee net investment income, if any, that exceeds the quarterly preferred return, but is less than or equal to 1.43%, which the Company refers to as the upper level breakpoint, of the Company’s net asset value for that immediately preceding calendar quarter, will be payable to the Company’s Adviser. The Company refers to this portion of the incentive fee on income as the “catch-up.” It is intended to provide an incentive fee of 12.50% on all of the Company’s pre-incentive fee net investment income when the pre-incentive fee net investment income reaches 1.43% of the Company’s net asset value for that calendar quarter, measured as of the end of the immediately preceding calendar quarter. The quarterly preferred return of 1.25% and upper level breakpoint of 1.43% are also adjusted for the actual number of days each calendar quarter.

•	For any quarter in which the Company’s pre-incentive fee net investment income exceeds the upper level break point of 1.43% of the Company’s net asset value for that immediately preceding calendar quarter, the incentive fee on income will equal 12.50% of the amount of the Company’s pre-incentive fee net investment income, because the quarterly preferred return and catch up will have been achieved.

•	Pre-incentive fee net investment income is defined as investment income and any other income, accrued during the calendar quarter, minus operating expenses for the quarter, including the base management fee, expenses payable under the Investment Advisory Agreement and the Administration Agreement, any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee. Pre-incentive fee net investment income does not include any expense support payments or any reimbursement by the Company of expense support payments, or any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The incentive fee on capital gains will be determined and payable in arrears as of the end of each calendar year during which the Investment Advisory Agreement is in effect. In the case of a liquidation, or if the Investment Advisory Agreement is terminated, the fee will also become payable as of the effective date of such event. The annual fee will equal (i) 12.50% of the Company’s realized capital gains on a cumulative basis from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less (ii) the aggregate amount of any previously paid incentive fees on capital gains as calculated in accordance with U.S. GAAP. In no event will the incentive fee on capital gains payable pursuant hereto be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

There were no performance based incentive fees on net investment income for the three months ended March 31, 2021.

There were no capital gains based incentive fees for the period ended March 31, 2021.

Under the terms of the Investment Advisory Agreement, the Adviser is entitled to receive up to 1.5% of gross offering proceeds raised in the continuous public offering until all organization and offering costs paid by the Adviser or its affiliates have been recovered. The Company bears all other expenses of its operations and transactions including, without limitation, those relating to: expenses deemed to be “organization and offering expenses” for purposes of Conduct Rule 2310(a)(12) of Financial Industry Regulatory Authority (exclusive of commissions, the dealer manager fee, any discounts and other similar expenses paid by investors at the time of sale of the Company’s stock); the cost of corporate and organizational expenses relating to offerings of shares of common stock, subject to limitations included in the Investment Advisory Agreement; the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the common stock and other securities; fees and expenses payable under any dealer manager agreements, if any; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expense, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; escrow agent, transfer agent and custodial fees and expenses; fees and expenses associated with marketing efforts; federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent directors’ fees and expenses, including certain travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, listing fees and licenses, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs); the costs of any shareholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Advisers Act and applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein, the Company shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company). Any such reimbursements will not exceed actual expenses incurred by the Adviser and its affiliates. The Adviser is responsible for the payment of the Company’s organization and offering expenses to the extent that these expenses exceed 1.5% of the aggregate gross offering proceeds, without recourse against or reimbursement by the Company.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

For the three months ended March 31, 2021, subject to the 1.5% organization and offering cost cap, the Company accrued initial organization and offering expenses of $0.3 million.

From time to time, the Adviser may pay amounts owed by the Company to third-party providers of goods or services, including the Board, and the Company will subsequently reimburse the Adviser for such amounts paid on its behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms.

Affiliated Transactions

The Company may be prohibited under the 1940 Act from participating in certain transactions with its affiliates without prior approval of the directors who are not interested persons, and in some cases, the prior approval of the SEC. The Company relies on exemptive relief that has been granted to the Adviser to co-invest with other funds managed by the Adviser or its affiliates, in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such exemptive relief, the Company generally is permitted to co-invest with certain of its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Company and its shareholders and do not involve overreaching of the Company or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the Company’s shareholders and is consistent with its investment objective and strategies, and (3) the investment by its affiliates would not disadvantage the Company, and the Company’s participation would not be on a basis different from or less advantageous than that on which its affiliates are investing.

In addition, pursuant to an exemptive order issued by the SEC on April 8, 2020 and applicable to all BDCs, through December 31, 2020, the Company was permitted, subject to the satisfaction of certain conditions, to complete follow-on investments in its existing portfolio companies with certain private funds managed by the Adviser or its affiliates and covered by the Company’s exemptive relief, even if such private funds have not previously invested in such existing portfolio company. Without this order, private funds would generally not be able to participate in such co-investments with the Company unless the private funds had previously acquired securities of the portfolio company in a co-investment transaction with the Company. Although the conditional exemptive order has expired, the SEC`s Division of Investment Management has indicated that until March 31, 2022, it will not recommend enforcement action, to the extend that any BDC with an existing coinvestment order continues to engage in certain transactions described in the conditional exemptive order, pursuant to the same terms and conditions described therein.

The Adviser is under common control with Owl Rock Technology Advisors LLC (“ORTA”), Owl Rock Capital Private Fund Advisors LLC (“ORPFA”), and Owl Rock Diversified Advisors LLC (“ORDA”), which are also investment advisers and indirect subsidiaries of Owl Rock Capital Partners. The Adviser, ORTA, ORPFA, and ORDA are referred to as the “Owl Rock Advisers” and together with Owl Rock Capital Partners are referred to, collectively, as “Owl Rock.” The Owl Rock Advisers’ allocation policy seeks to ensure equitable allocation of investment opportunities over time between the Company, Owl Rock Capital Corporation, and Owl Rock Capital Corporation II, of which are BDCs advised by ORCA, Owl Rock Capital Corporation III, a BDC advised by ORDA, Owl Rock Technology Finance Corp., a BDC advised by ORTA, and other funds managed by the Adviser or its affiliates (collectively, the “Owl Rock Clients”). As a result of exemptive relief, there could be significant overlap in the Company’s investment portfolio and the investment portfolio of the Owl Rock Clients that could avail themselves of exemptive relief.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Dealer Manager Agreement

The Company has entered into a dealer manager agreement (the “Dealer Manager Agreement”) with Owl Rock Capital Securities LLC (“Owl Rock Securities”), an affiliate of the Adviser, and participating broker-dealer agreements with certain broker-dealers. Under the terms of the Dealer Manager Agreement and the participating broker-dealer agreements, Owl Rock Securities serves as the dealer manager, and certain participating broker-dealers solicit capital, for the Company’s public offering of shares of Class S, Class D, and Class I common stock. Owl Rock Securities will be entitled to receive upfront selling commissions of up to 3.50% of the offering price of each Class S share sold in this offering. Owl Rock Securities will be entitled to receive upfront selling commissions of up to 1.50% of the offering price of each Class D share sold in this offering. Owl Rock Securities anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. Owl Rock Securities will not receive upfront selling commissions with respect to any class of shares issued pursuant to the Company’s distribution reinvestment plan or with respect to purchases of Class I shares.

Upfront selling commissions for sales of Class S and Class D shares may be reduced or waived in connection with volume or other discounts, other fee arrangements or for sales to certain categories of purchasers.

After considering the Transaction and subsequent change in control, the Board has determined that the dealer manager agreement should continue on substantially identical terms following the consummation of the Transaction, and on February 23, 2021, the Company, the Adviser, and the Dealer Manager, entered into Amendment No. 1 to the Dealer Manager Agreement for such purpose.

Shareholder Servicing Plan

Subject to FINRA limitations on underwriting compensation and pursuant to a distribution plan adopted by the Company in compliance with Rules 12b-1 and 17d-3 under the 1940 Act, as if those rules applied to the Company, the Company will pay Owl Rock Securities servicing fees for ongoing services as follows:

•	with respect to the Company’s outstanding Class S shares equal to 0.85% per annum of the aggregate net asset value of the Company’s outstanding Class S shares; and

•	with respect to the Company’s outstanding Class D shares equal to 0.25% per annum of the aggregate net asset value of the Company’s outstanding Class D shares.

The Company will not pay an ongoing servicing fee with respect to the Company’s outstanding Class I shares.

The Company paid servicing fees of less than $1 thousand with respect to outstanding Class D shares for the three months ended March 31, 2021.

The servicing fees are paid monthly in arrears. Owl Rock Securities will reallow (pay) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers, and will waive ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the ongoing servicing fees are calculated based on the Company’s net asset values for the Company’s Class S and Class D shares, they will reduce the net asset values or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under it`s distribution reinvestment plan. The Company will cease paying ongoing servicing fees at the date at which total underwriting compensation from any source in connection with this offering equals 10% of the gross proceeds from it`s offering (excluding proceeds from issuances pursuant to it`s distribution reinvestment plan). This limitation is intended to ensure that the Company satisfies the requirements of FINRA Rule 2310, which provides that the maximum aggregate underwriting compensation from any source, including compensation paid from offering proceeds and in the form of “trail commissions,” payable to underwriters, broker-dealers, or affiliates thereof participating in an offering may not exceed 10% of gross offering proceeds, excluding proceeds received in connection with the issuance of shares through a distribution reinvestment plan.

Expense Support and Conditional Reimbursement Agreement

The Company has entered into the Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”) with the Adviser, the purpose of which is to ensure that no portion of the Company’s distributions to shareholders will represent a return of capital for U.S. federal income tax purposes. The Expense Support Agreement became effective as of the date that the Company met the minimum offering requirement.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

On a quarterly basis, the Adviser reimburses the Company for “Operating Expenses” (as defined below) in an amount equal to the excess of the Company’s cumulative distributions paid to the Company’s shareholders in each quarter over “Available Operating Funds” (as defined below) received by the Company on account of its investment portfolio during such quarter. Any payments required to be made by the Adviser pursuant to the preceding sentence are referred to herein as an “Expense Payment”.

Pursuant to the Expense Support Agreement, “Operating Expenses” means all of the Company’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. “Available Operating Funds” means the sum of (i) the Company’s estimated investment company taxable income (including realized net short-term capital gains reduced by realized net long-term capital losses), (ii) the Company’s realized net capital gains (including the excess of realized net long-term capital gains over realized net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of preferred and common equity investments in portfolio companies, if any (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The Adviser’s obligation to make an Expense Payment will automatically become a liability of the Adviser and the right to such Expense Payment will be an asset of the Company’s on the last business day of the applicable quarter. The Expense Payment for any quarter will be paid by the Adviser to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to the Adviser no later than the earlier of (i) the date on which the Company closes it’s books for such quarter, or (ii) forty-five days after the end of such quarter.

Following any quarter in which Available Operating Funds exceed the cumulative distributions paid by the Company in respect of such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company will pay such Excess Operating Funds, or a portion thereof, in accordance with the stipulations below, as applicable, to the Adviser, until such time as all Expense Payments made by the Adviser to the Company within three years prior to the last business day of such quarter have been reimbursed. Any payments required to be made by the Company are referred to as a “Reimbursement Payment”.

The amount of the Reimbursement Payment for any quarter shall equal the lesser of (i) the Excess Operating Funds in respect of such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Company within three years prior to the last business day of such quarter that have not been previously reimbursed by the Company to the Adviser. The payment will be reduced to the extent that such Reimbursement Payments, together with all other Reimbursement Payments paid during the fiscal year, would cause Other Operating Expenses defined as the Company’s total Operating Expenses, excluding base management fees, incentive fees, organization and offering expenses, distribution and shareholder servicing fees, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses (on an annualized basis and net of any Expense Payments received by the Company during the fiscal year) to exceed the lesser of: (i) 1.75% of the Company’s average net assets attributable to the shares of the Company’s common stock for the fiscal year-to-date period after taking such Expense Payments into account; and (ii) the percentage of the Company’s average net assets attributable to shares of the Company’s common stock represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause (ii) shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year).

No Reimbursement Payment for any quarter will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Company’s “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by the Company’s net assets.

The specific amount of expenses reimbursed by the Adviser, if any, will be determined at the end of each quarter. The Company or the Adviser may terminate the Expense Support Agreement at any time, with or without notice. The Expense Support Agreement will automatically terminate in the event of (a) the termination of the Investment Advisory Agreement, or (b) a determination by the Company`s Board to dissolve or liquidate the Company. Upon termination of the Expense Support Agreement, the Company will be required to fund any Expense Payments that have not been reimbursed by the Company to the Adviser.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

As of March 31, 2021, the amount of Expense Support Payments provided by the Adviser since inception is $0.8 million. During the three months ended March 31, 2021, the Company did not repay expense support to the Adviser. The Company may or may not reimburse remaining expense support in the future.

The following table presents a summary of all expenses supported, and recouped, by the Adviser for each of the following three month periods in which the Company received Expense Support from the Adviser and the associated dates through which such expenses may be subject to reimbursement from the Company pursuant to the Expense Support Agreement:

For the Quarter Ended	Amount of Expense Support	Recoupment of Expense Support	Unreimbursed Expense Support	Effective Rate of Distribution per Share(1)	Reimbursement Eligibility Expiration	Operating Expense Ratio(2)
($ in thousands)
March 31, 2021	$822	$—	$822	6.7%	March 31, 2024	9.47%
Total	$822	$—	$822

(1)	The effective rate of distribution per share is expressed as a percentage equal to the projected annualized distribution amount as of the end of the applicable period (which is calculated by annualizing the regular monthly cash distributions per share as of such date without compounding), divided by the Company’s gross offering price per share as of such date.
(2)	The operating expense ratio is calculated by dividing operating expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Company’s net assets.

License Agreement

On September 30, 2020, the Company entered into a license agreement (the “License Agreement”), pursuant to which Owl Rock Capital Partners LP has granted the Company a non-exclusive license to use the name “Owl Rock.” Under the License Agreement, the Company has a right to use the Owl Rock name for so long as the Adviser or one of its affiliates remains the Company’s investment adviser. Other than with respect to this limited license, the Company will have no legal right to the “Owl Rock” name or logo.

Promissory Note

On October 15, 2020, the Company as borrower, entered into a Loan Agreement (the "Original Loan Agreement") with Owl Rock Feeder FIC ORCIC Debt LLC ("Feeder FIC Debt"), an affiliate of the Adviser, as lender, to enter into revolving promissory notes (the "Promissory Notes") to borrow up to an aggregate of $50 million from Feeder FIC Debt. The Original Loan Agreement was amended and restated (as amended and restated, the “Loan Agreement”) on May 12, 2021. See Note 6 “Debt”.

Note 4. Investments

Under the 1940 Act, the Company is required to separately identify non-controlled investments where it owns 5% or more of a portfolio company’s outstanding voting securities and/or has the power to exercise control over the management or policies of such portfolio company as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or has the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Under the 1940 Act, "non-affiliated investments" are defined as investments that are neither controlled investments nor affiliated investments. Detailed information with respect to the Company’s non-controlled, non-affiliated; non-controlled, affiliated; and controlled affiliated investments is contained in the accompanying consolidated financial statements, including the consolidated schedule of investments. The information in the tables below is presented on an aggregate portfolio basis, without regard to whether they are non-controlled non-affiliated, non-controlled affiliated or controlled affiliated investments.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Investments at fair value and amortized cost consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021		December 31, 2020
($ in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
First-lien senior secured debt investments	$63,706	$63,726	$9,404	$9,404
Second-lien senior secured debt investments	4,235	4,254	4,233	4,232
Unsecured debt investments	2,079	2,068	22	22
Equity investments	777	778	719	718
Total Investments	$70,797	$70,826	$14,378	$14,376

The industry composition of investments based on fair value as of March 31, 2021 and December 31, 2020 was as follows:

	March 31, 2021	December 31, 2020
Aerospace and defense	2.6%	—%
Business services	7.2	6.0
Chemicals	14.3	6.8
Consumer products	1.4	6.8
Distribution	1.9	9.1
Education	10.5	—
Financial services	5.4	12.2
Food and beverage	15.4	—
Healthcare equipment and services	5.1	18.7
Healthcare providers and services	2.4	10.5
Healthcare technology	6.3	—
Household products	13.9	—
Insurance	0.1	—
Internet software and services	5.1	16.4
Manufacturing	7.0	6.8
Telecommunications	1.4	6.7
Total	100.0%	100.0%

The geographic composition of investments based on fair value as of March 31, 2021 and December 31, 2020 was as follows:

	March 31, 2021	December 31, 2020
United States:
Midwest	31.8%	19.7%
Northeast	9.0	37.7
South	37.1	26.7
West	19.2	15.9
International	2.9	—
Total	100.0%	100.0%

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Note 5. Fair Value of Investments

Investments

The following tables present the fair value hierarchy of investments as of March 31, 2021 and December 31, 2020:

	Fair Value Hierarchy as of March 31, 2021
($ in thousands)	Level 1	Level 2	Level 3	Total
First-lien senior secured debt investments	$—	$17,002	$46,724	$63,726
Second-lien senior secured debt investments	—	—	4,254	4,254
Unsecured debt investments	—	—	2,068	2,068
Equity investments	—	—	778	778
Total Investments	$—	$17,002	$53,824	$70,826

	Fair Value Hierarchy as of December 31, 2020
($ in thousands)	Level 1	Level 2	Level 3	Total
First-lien senior secured debt investments	$—	$—	$9,404	$9,404
Second-lien senior secured debt investments	—	—	4,232	4,232
Unsecured debt investments	—	—	22	22
Equity investments	—	—	718	718
Total Investments	$—	$—	$14,376	$14,376

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The following table presents changes in the fair value of investments for which Level 3 inputs were used to determine the fair value as of and for the three months ended March 31, 2021:

	As of and for the Three Months Ended March 31, 2021
($ in thousands)	First-lien senior secured debt investments	Second-lien senior secured debt investments	Unsecured debt investments	Equity investments	Total
Fair value, beginning of period	$9,404	$4,232	$22	$718	$14,376
Purchases of investments, net(2)	43,020	—	2,056	58	45,134
Proceeds from investments, net	(5,789)	—	—	—	(5,789)
Net change in unrealized gain (loss) on investments	73	20	(10)	2	85
Net realized gain (loss) on investments	8	—	—	—	8
Net amortization of discount on investments	8	2	—	—	10
Transfers into (out of) Level 3(1)	—	—	—	—	—
Fair value, end of period	$46,724	$4,254	$2,068	$778	$53,824

________________

(1)	Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfers occur.
(2)	Purchases may include payment-in-kind (“PIK”).

The following table presents information with respect to the net change in unrealized gains (losses) on investments for which Level 3 inputs were used in determining the fair value that are still held by the Company for the three months ended March 31, 2021:

($ in thousands)	Net change in unrealized gain (loss) for the Three Months Ended March 31, 2021 on Investments Held at March 31, 2021
First-lien senior secured debt investments	$73
Second-lien senior secured debt investments	20
Unsecured debt investments	(11)
Equity investments	2
Total Investments	$84

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The following tables present quantitative information about the significant unobservable inputs of the Company’s Level 3 investments as of March 31, 2021 and December 31, 2020. The weighted average range of unobservable inputs is based on fair value of investments. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair value.

	As of March 31, 2021
($ in thousands)	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)	Impact to Valuation from an Increase in Input
First-lien senior secured debt investments	$37,190	Recent Transaction	Transaction Price	97.8% - 99.8% (98.3%)	Increase
	9,534	Yield Analysis	Market Yield	7.6%-8.8% (8.2%)	Decrease
Second-lien senior secured debt investments	$4,254	Yield Analysis	Market Yield	9.5%-10.7% (10.3%)	Decrease
Unsecured debt investments	$2,044	Recent Transaction	Transaction Price	98.8%	Increase
	24	Market Approach	EBITDA Multiple	14.9x	Increase
Equity investments	$46	Recent Transaction	Transaction Price	100.0%	Increase
	307	Yield Analysis	Market Yield	14.6%	Decrease
	425	Market Approach	EBITDA Multiple	13.4x-16.0x (15.3x)	Increase

	As of December 31, 2020
($ in thousands)	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)	Impact to Valuation from an Increase in Input
First-lien senior secured debt investments	$9,404	Recent Transaction	Transaction Price	96.0% - 99.0% (98.3%)	Increase
Second-lien senior secured debt investments	$4,232	Recent Transaction	Transaction Price	97.5%-98.5% (98.0%)	Increase
Unsecured debt investments	$22	Recent Transaction	Transaction Price	100.0%	Increase
Equity investments	$718	Recent Transaction	Transaction Price	97.0% - 100.0% (99.0%)	Increase

The Company typically determines the fair value of its performing Level 3 debt investments utilizing a yield analysis. In a yield analysis, a price is ascribed for each investment based upon an assessment of current and expected market yields for similar investments and risk profiles. Additional consideration is given to the expected life, portfolio company performance since close, and other terms and risks associated with an investment. Among other factors, a determinant of risk is the amount of leverage used by the portfolio company relative to its total enterprise value, and the rights and remedies of the Company’s investment within the portfolio company’s capital structure.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Significant unobservable quantitative inputs typically used in the fair value measurement of the Company’s Level 3 debt investments primarily include current market yields, including relevant market indices, but may also include quotes from brokers, dealers, and pricing services as indicated by comparable investments. For the Company’s Level 3 equity investments, a market approach, based on comparable publicly-traded company and comparable market transaction multiples of revenues, EBITDA, or some combination thereof and comparable market transactions typically would be used.

Debt Not Carried at Fair Value

Fair value is estimated by discounting remaining payments using applicable current market rates, which take into account changes in the Company’s marketplace credit ratings, or market quotes, if available. The following table presents the carrying and fair values of the Company’s debt obligations as of March 31, 2021 and December 31, 2020.

	March 31, 2021		December 31, 2020
($ in thousands)	Net Carrying Value	Fair Value	Net Carrying Value	Fair Value
Promissory Note	$32,000	$32,000	$10,000	$10,000
Total Debt	$32,000	$32,000	$10,000	$10,000

The following table presents fair value measurements of the Company’s debt obligations as of March 31, 2021 and December 31, 2020:

($ in thousands)	March 31, 2021	December 31, 2020
Level 1	$—	—
Level 2	—	—
Level 3	32,000	10,000
Total Debt	$32,000	$10,000

Financial Instruments Not Carried at Fair Value

The fair value of the Company’s credit facilities, which are categorized as Level 3 within the fair value hierarchy as of March 31, 2021 and December 31, 2020, approximates their carrying value. The carrying amount of the Company’s assets and liabilities, other than investments at fair value and debt, approximate fair value due to their short maturities.

Note 6. Debt

In accordance with the 1940 Act, with certain limitations, the Company is allowed to borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowing. The Company’s asset coverage was 161% and 223% as of March 31, 2021 and December 31, 2020, respectively.

Debt obligations consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available	Net Carrying Value
Promissory Note	$75,000	$32,000	$43,000	$32,000
Total Debt	$75,000	$32,000	$43,000	$32,000

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

	December 31, 2020
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available	Net Carrying Value
Promissory Note	$50,000	$10,000	$40,000	$10,000
Total Debt	$50,000	$10,000	$40,000	$10,000

For the three months ended March 31, 2021, the components of interest expense were as follows:

($ in thousands)	For the Three Months Ended March 31, 2021
Interest expense	$71
Total Interest Expense	$71
Average interest rate	4.3%
Average daily borrowings	$6,711

Promissory Note

On October 15, 2020, the Company as borrower, entered into a Loan Agreement (the "Original Loan Agreement") with Owl Rock Feeder FIC ORCIC Debt LLC ("Feeder FIC Debt"), an affiliate of the Adviser, as lender, to enter into revolving promissory notes (the "Promissory Notes") to borrow up to an aggregate of $50 million from Feeder FIC Debt.

On March 31, 2021, the Company entered into an amendment to the Original Loan Agreement to increase the aggregate amount that could be borrowed pursuant to the Promissory Note from $50 million to $75 million. The Original Loan Agreement was amended and restated (as amended and restated, the "Loan Agreement") on May 12, 2021. The Company may re-borrow any amount repaid; however there is no funding commitment between Feeder FIC Debt and the Company.

The interest rate on amounts borrowed pursuant to Promissory Notes, prior to May 12, 2021, may be based on either the rate of interest for a LIBOR-Based Advance or the rate of interest for a Prime-Based Advance as defined in the Loan and Security Agreement, dated as of February 20, 2020, as amended from time to time, by and among the Owl Rock Capital Advisors LLC, as borrower, East West Bank, as Administrative Agent, Issuing Lender, Swingline Lender and a Lender and Investec Bank PLC as a Lender.

The interest rate on amounts borrowed pursuant to the Promissory Notes after May 12, 2021 may be based on the lesser of the rate of interest for an ABR Loan or a Eurodollar Loan under the Credit Agreement dated as of April 15, 2021, as amended or supplemented from time to time, by and among the Adviser, as borrower, the several lenders from time to time party thereto, MUFG Union Bank, N.A., as Collateral Agent and MUFG Bank, Ltd., as Administrative Agent.

The unpaid principal balance of the Revolving Promissory Note and accrued interest thereon is payable by the Company from time to time at the discretion of the Company but immediately due and payable upon 120 days written notice by Owl Rock Feeder FIC ORCIC Debt LLC, and in any event due and payable in full no later than February 28, 2022. The Company intends to use the borrowed funds to, among other things, make investments in portfolio companies consistent with its investment strategies.

Revolving Credit Facility

On April 14, 2021, the Company entered into a Senior Secured Revolving Credit Agreement (the “Revolver”). The parties to the Facility include the Company, as Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation as Administrative Agent, Sumitomo Mitsui Banking Corporation and MUFG Union Bank, N.A. as Joint Lead Arrangers, Joint Book Runners and Syndication Agents, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Documentation Agents.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The Revolver is guaranteed by OR Lending IC LLC, a subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Guarantors”). Proceeds of the Revolver may be used for general corporate purposes, including the funding of portfolio investments.

The maximum principal amount of the Revolver is $600,000,000, subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness. Maximum capacity under the Revolver may be increased to $1,100,000,000 through the exercise by the Borrower of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Revolver is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and each Guarantor, subject to certain exceptions, and includes a $50,000,000 limit for swingline loans.

The availability period under the Revolver will terminate on April 14, 2025 (“Commitment Termination Date”) and the Revolver will mature on April 14, 2026 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Revolver out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Revolver, will bear interest at either LIBOR plus a margin of 2.00%, or the prime rate plus a margin of 1.00%. The Company may elect either the LIBOR or prime rate at the time of drawdown, and loans may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Further, the Revolver builds in a hardwired approach for the replacement of LIBOR loans in U.S. dollars. For LIBOR loans in other permitted currencies, the Revolver includes customary fallback mechanics for the Company and the Administrative Agent to select an alternative benchmark, subject to the negative consent of required Lenders. The Company will also pay a fee of 0.375% on undrawn amounts under the Revolver.

The Revolver includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness and on the Company’s ability to make distributions to its shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and liquidity and other maintenance covenants, as well as customary events of default.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Note 7. Commitments and Contingencies

Portfolio Company Commitments

From time to time, the Company may enter into commitments to fund investments. As of March 31, 2021 and December 31, 2020, the Company had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	Investment	March 31, 2021	December 31, 2020
($ in thousands)
ACR Group Borrower, LLC	First lien senior secured revolving loan	$875	$—
AxiomSL Group, Inc.	First lien senior secured revolving loan	212	212
BCTO BSI Buyer, Inc. (dba Buildertrend)	First lien senior secured revolving loan	107	107
PATRIOT ACQUISITION TOPCO S.A.R.L. (dba Corza Health, Inc.)	First lien senior secured revolving loan	88	—
Gaylord Chemical Company, L.L.C	First lien senior secured revolving loan	791	—
Granicus, Inc.	First lien senior secured delayed draw term loan	402	—
Granicus, Inc.	First lien senior secured revolving loan	161	—
Hercules Borrower, LLC (dba The Vincit Group)	First lien senior secured revolving loan	96	96
Individual Foodservice Holdings, LLC	First lien senior secured delayed draw term loan	89	99
Individual Foodservice Holdings, LLC	First lien senior secured revolving loan	68	65
Peter C. Foy & Associated Insurance Services, LLC	First lien senior secured delayed draw term loan C	4	—
Peter C. Foy & Associated Insurance Services, LLC	First lien senior secured delayed draw term loan D	1,920	—
Peter C. Foy & Associated Insurance Services, LLC	First lien senior secured revolving loan	5	—
PCF Holdco, LLC	Class A Units	163	—
Refresh Parent Holdings, Inc.	First lien senior secured delayed draw term loan	179	393
Refresh Parent Holdings, Inc.	First lien senior secured revolving loan	144	103
Total Unfunded Portfolio Company Commitments		$5,304	$1,075

The Company maintains sufficient borrowing capacity to cover outstanding unfunded portfolio company commitments that the Company may be required to fund.

Other Commitments and Contingencies

The Company raised $25.0 million in total Capital Commitments from investors, of which $25.0 million is from Feeder FIC Equity, an affiliate of the Adviser. As of March 31, 2021, all outstanding Capital Commitments had been drawn.

Organizational and Offering Costs

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The Adviser has incurred organization and offering costs on behalf of the Company in the amount of $2.5 million for the period from April 22, 2020 (Inception) to March 31, 2021, of which $0.5 million has been charged to the Company pursuant to the Investment Advisory Agreement. Under the Investment Advisory Agreement and Administration Agreement, the Adviser is entitled to receive up to 1.5% of gross offering proceeds raised in the Company’s continuous public offering until all organization and offering costs paid by the Adviser have been recovered. The Adviser is responsible for the payment of the Company’s organization and offering expenses to the extent that these expenses exceed 1.5% of the aggregate gross offering proceeds, without recourse against or reimbursement by the Company.

The Adviser has incurred organization and offering costs on behalf of the Company in the amount of $2.3 million for the period from April 22, 2020 (Inception) to December 31, 2020, of which $0.2 million has been charged to the Company pursuant to the Investment Advisory Agreement. See Note 3. Agreements and Related Party Transactions – Investment Advisory Agreement.

Other Commitments and Contingencies

From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. As of March 31, 2021, management was not aware of any pending or threatened litigation.

Note 8. Net Assets

Authorized Capital and Share Class Description

In connection with its formation, the Company has the authority to issue the following shares:

Classification	Number of Shares (in thousands)	Par Value
Class S Shares	1,000,000	$0.01
Class D Shares	1,000,000	$0.01
Class I Shares	1,000,000	$0.01
Total	3,000,000

The Company’s Class S shares are subject to upfront selling commissions of up to 3.50% of the offering price. Pursuant to a distribution plan adopted by the Company in compliance with Rules 12b-1 and 17d-3 under the 1940 Act, as if those rules applied to the Company, the Company’s Class S shares are subject to annual ongoing services fees of 0.85% of the current net asset value of such shares, as determined in accordance with FINRA rules.

The Company’s Class D shares are subject to upfront selling commissions of up to 1.50% of the offering price. Pursuant to a distribution plan adopted by the Company in compliance with Rules 12b-1 and 17d-3 under the 1940 act, as if those rules applied to the Company, the Company’s Class D shares are subject to annual ongoing services fees of 0.25% of the current net asset value of such shares, as determined in accordance with FINRA rules.

The Company’s Class I shares are not subject to upfront selling commissions. The Company’s Class I shares are not subject to annual ongoing servicing fees.

Share Issuances

On September 30, 2020, the Company issued 100 Class I common shares for $1,000 to the Adviser.

On November 12, 2020, the Company issued 700,000 Class I common shares for $7.0 million to Feeder FIC Equity, an entity affiliated with the Adviser, and met the minimum offering requirement for the Company`s continuous public offering of $2.5 million.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The following table summarizes transactions with respect to shares of the Company’s common stock during the three months ended March 31, 2021:

	For the Three Months Ended March 31, 2021
	Class S		Class D		Class I		Total
($ in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offering	-	$-	323,542	$2,996	2,470,920	$22,880	2,794,462	$25,876
Total shares/net proceeds	-	$-	323,542	$2,996	2,470,920	$22,880	2,794,462	$25,876

In accordance with the Company’s share pricing policy, the Company will modify its public offering prices to the extent necessary to comply with the requirements of the 1940 Act, including the requirement that it not sell shares at a net offering price below the net asset value per share unless the Company obtains the requisite approval from its shareholders.

The changes to the Company’s offering price per share since the commencement of the Company’s initial continuous public offering and associated effective dates of such changes were as follows:

Class S
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
March 1, 2021	$9.26	$0.32	$9.58
Class D
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
March 1, 2021	$9.26	$0.14	$9.40
Class I
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
Initial offering price	$10.00	$—	$10.00
March 1, 2021	$9.26	$—	$9.26

Distributions

The Board authorizes and declares monthly distribution amounts per share of common stock, payable monthly in arrears. The following table presents cash distributions per share that were declared during the three months ended March 31, 2021:

	Class S common stock distributions		Class D common stock distributions		Class I common stock distributions
($ in thousands)	Per Share	Amount	Per Share	Amount	Per Share	Amount
2021
March 31, 2021	$0.05	$—	$0.05	$16	$0.05	$194
Total	$0.05	$—	$0.05	$16	$0.05	$194

On February 23, 2021 our Board declared regular monthly distributions for March 2021 through June 2021. The regular monthly cash distributions, each in the gross amount of $0.05145833 per share, are payable on April 28, 2021, May 28, 2021, June 28, 2021 and July 29, 2021 to shareholders of records as of March 31, 2021, April 30, 2021, May 31, 2021 and June 30, 2021, respectively.

On May 5, 2021, our Board declared regular monthly distributions for July 2021 through September 2021. The regular monthly cash distributions, each in the gross amount of $0.05145833 per share, are payable on August 27, 2021, September 28, 2021, and October 28, 2021 to shareholders of records as of July 31, 2021, August 31, 2021, and September 30, 2021, respectively.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

The Company has adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Oklahoma, Oregon, Vermont and Washington and clients of participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company’s same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. The Company expects to use newly issued shares to implement the distribution reinvestment plan.

The Company may fund its cash distributions to shareholders from any source of funds available to the Company, including but not limited to offering proceeds, net investment income from operations, capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from the Adviser, which is subject to recoupment. In no event, however, will funds be advanced or borrowed for the purpose of distributions, if the amount of such distributions would exceed the Company’s accrued and received revenues for the previous four quarters, less paid and accrued operating expenses with respect to such revenues and costs.

Through March 31, 2021, a portion of the Company’s distributions resulted from expense support from the Adviser, and future distributions may result from expense support from the Adviser, each of which is subject to repayment by the Company within three years from the date of payment. The purpose of this arrangement is to avoid distributions being characterized as a return of capital for U.S. federal income tax purposes. Shareholders should understand that any such distribution is not based on the Company’s investment performance, and can only be sustained if the Company achieves positive investment performance in future periods and/or the Adviser continues to provide expense support. Shareholders should also understand that the Company’s future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that the Company will achieve the performance necessary to sustain these distributions, or be able to pay distributions at all.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following table reflects the sources of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the three months ended March 31, 2021:

	For the Three Months Ended March 31, 2021
Source of Distribution	Per Share	Amount	Percentage
($ in thousands, except per share amounts)
Distributions in excess of net investment income	$0.05	$191	91.0%
Net realized gain (loss) on investments(1)	—	19	9.0
Total	$0.05	$210	100.0%

(1)	The net realized gain (loss) on investments per share for the three months ended March 31, 2021, rounds to less than $0.01 per share.

Share Repurchases

The Board has complete discretion to determine whether the Company will engage in any share repurchase, and if so, the terms of such repurchase. At the discretion of the Board, the Company may use cash on hand, cash available from borrowings, and cash from the sale of its investments as of the end of the applicable period to repurchase shares.

Beginning no later than the third full calendar quarter of 2021, the Company intends to commence a share repurchase program pursuant to which the Company intends to conduct quarterly repurchase offers to allow its shareholders to tender their shares at a price equal to the net offering price per share for the applicable class of shares on each date of repurchase, except that shares that have not been outstanding for at least one year will be subject to an Early Withdrawal Charge of 2.00% of the then-current net offering price per share.

The Company intends to limit the number of shares to be repurchased in each quarter to no more than 5.00% of its’ outstanding shares of common stock.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Note 9. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per common share for the three months ended March 31, 2021:

	Three Months Ended March 31, 2021
($ in thousands, except per share amounts)	Class S common stock	Class D common stock	Class I common stock
Increase (decrease) in net assets resulting from operations	$—	$9	$(34)
Weighted average shares of common stock outstanding—basic and diluted	—	113,773	2,168,995
Earnings (loss) per common share—basic and diluted	$—	$0.08	$(0.02)

Note 10. Income Taxes

The Company intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to operate in a manner so as to qualify for the tax treatment applicable to RICs. To qualify for tax treatment as a RIC thereafter, the Company must, among other things, distribute to its shareholders in each taxable year generally at least 90% of the Company’s investment company taxable income, as defined by the Code, and net tax-exempt income for that taxable year. To maintain tax treatment as a RIC, the Company, among other things, intends to make the requisite distributions to its shareholders, which generally relieves the Company from corporate-level U.S. federal income taxes.

Depending on the level of taxable income earned in a tax year, the Company can be expected to carry forward taxable income (including net capital gains, if any) in excess of current year dividend distributions from the current tax year into the next tax year and pay a nondeductible 4% U.S. federal excise tax on such taxable income, as required. To the extent that the Company determines that its estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such income, the Company will accrue excise tax on estimated excess taxable income.

For the three months ended March 31, 2021, the Company did not record an expense for U.S. federal excise tax.

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Note 11. Financial Highlights

The following are the financial highlights for a common share outstanding during the three months ended March 31, 2021:

	For the Three Months Ended March 31, 2021
($ in thousands, except share and per share amounts)	Class S common stock	Class D common stock	Class I common stock
Per share data:
Net asset value, at beginning of period	$—	$9.26	$9.44
Results of operations:
Net investment income (loss)(1)	—	0.07	(0.04)
Net realized and unrealized gain (loss)(2)	—	(0.04)	(0.09)
Net increase (decrease) in net assets resulting from operations	$—	$0.03	$(0.13)
Shareholder distributions:
Distributions from net investment income(3)	—	(0.05)	(0.05)
Distributions from net realized gains(3)(4)	—	—	—
Net decrease in net assets from shareholders' distributions	$—	$(0.05)	$(0.05)
Total increase (decrease) in net assets	—	(0.02)	(0.18)
Net asset value, at end of period	$—	$9.24	$9.26

Total Return(5)	—%	0.3%	(1.4)%

Ratios
Ratio of net expenses to average net assets(6)(7)	—%	(1.7)%	4.4%
Ratio of net investment income to average net assets(7)	—%	9.9%	1.4%
Portfolio turnover rate	—%	15.0%	15.0%

Supplemental Data
Weighted-average shares outstanding	—	113,773	2,168,995
Shares outstanding, end of period		323,542	3,771,020
Net assets, end of period	—	$2,989	$34,925

(1)	The per share data was derived using the weighted average shares during the period.
(2)	The amount shown at this caption is the balancing amount derived from the other figures in the schedule. The amount shown at this caption for a share outstanding throughout the period may not agree with the change in the aggregate gains and losses in portfolio securities for the period because of the timing of sales of the Company’s shares in relation to fluctuating market values for the portfolio.
(3)	The per share data was derived using actual shares outstanding at the date of the relevant transaction.
(4)	The distributions from net realized gain (loss) on investments per share for the three months ended March 31, 2021, rounds to less than $0.01 per share.
(5)	Total return is not annualized. An investment in the Company is subject to maximum upfront sales load of 3.5% and 1.5% for Class S and Class D common stock, respectively, of the offering price, which will reduce the amount of capital available for investment. Class I common stock is not subject to upfront sales load. Total return displayed is net of all fees, including all operating expenses such as management fees, incentive fees, general and administrative expenses, organization and amortized offering expenses, and interest expenses. Total return is calculated as the change in net asset value (“NAV”) per share (assuming dividends and distributions, if any, are reinvested in accordance with the Company’s dividend reinvestment plan), if any, divided by the beginning NAV per share (which for the purposes of this calculation is equal to the net offering price in effect at that time).
(6)	Operating expenses may vary in the future based on the amount of capital raised, the Adviser’s election to continue expense support, and other unpredictable variables. For the three months ended March 31, 2021, the total operating expenses to average net assets were 31.3% and 18.1%, for Class D and Class I common stock, respectively, prior to management fee waivers, expense support provided by the Adviser, and expense recoupment paid to the Adviser. Past performance is not a guarantee of future results.
(7)	The ratio reflects an annualized amount, except in the case of non-recurring expenses (e.g., initial organization expenses.)

Owl Rock Core Income Corp.

Notes to Consolidated Financial Statements (Unaudited) – Continued

Note 12. Subsequent Events

The Company’s management evaluated subsequent events through the date of issuance of these consolidated financial statements. Other than those previously disclosed, there have been no subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, these consolidated financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The information contained in this section should be read in conjunction with “ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS”. This discussion contains forward-looking statements, which relate to future events or the future performance or financial condition of Owl Rock Core Income Corp. and involves numerous risks and uncertainties, including, but not limited to, those described in our Form 10-K for the fiscal year ended December 31, 2020 and in “ITEM 1A. RISK FACTORS”. This discussion also should be read in conjunction with the “Cautionary Statement Regarding Forward Looking Statements” set forth on page 3 of this Quarterly Report on Form 10-Q. Actual results could differ materially from those implied or expressed in any forward-looking statements.

Overview

Owl Rock Core Income Corp. (the “Company”, “we”, “us”, or “our”) is an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the 1940 Act. Formed as a Maryland corporation on April 22, 2020, we are externally managed by Owl Rock Capital Advisors LLC (the “Adviser”) which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. The Adviser is registered as an investment adviser with the Securities and Exchange Commission (“SEC”). We intend to elect to be treated as a RIC under Subchapter M of the Code, and we intend to operate in a manner so as to qualify for the tax treatment applicable to RICs thereafter. On October 23, 2020, we formed a wholly-owned subsidiary, OR Lending IC LLC, a Delaware limited liability company.

We are managed by our Adviser. Our Adviser is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Subject to the overall supervision of our Board, our Adviser manages the day-to-day operations of, and provides investment advisory and management services, to us. The Adviser or its affiliates may engage in certain organizational activities and receive attendant arrangement, structuring or similar fees. Our Adviser is responsible for managing our business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring our investments, and monitoring our portfolio companies on an ongoing basis through a team of management professionals. Our Board consists of eight directors, five of whom are independent.

We have received an exemptive order that permits us to offer multiple classes of shares of common stock and to impose asset-based servicing and distribution fees and early withdrawal fees. We are offering on a best efforts, continuous basis up to $2,500,000,000 in any combination of amount of shares of Class S, Class D, and Class I common stock. The share classes have different upfront selling commissions and ongoing servicing fees. Each class of common stock will be offered through Owl Rock Capital Securities LLC (d/b/a Owl Rock Securities) (the “Dealer Manager”). The Dealer Manager is entitled to receive upfront selling commissions of up to 3.50% of the offering price of each Class S share sold in the offering and 1.50% of the offering price of each Class D share sold. Class I shares are not subject to upfront selling commissions. Any upfront selling commissions for the Class S shares and Class D shares sold in the offering will be deducted from the purchase price. Class S, Class D and Class I shares were offered at initial purchase prices per shares of $10.35, $10.15 and $10.00, respectively. Thereafter, the purchase price per share for each class of common stock will vary and will not be sold at a price below the Company’s net asset value per share of such class, as determined in accordance with the Company’s share pricing policy, plus applicable upfront selling commissions.

On September 30, 2020, the Advisor purchased 100 shares of our Class I common stock at $10.00 per share, which represents the initial public offering price. The Adviser will not tender these shares for repurchase as long as Owl Rock Capital Advisors LLC remains the investment adviser of Owl Rock Core Income Corp. There is no current intention for Owl Rock Capital Advisors LLC to discontinue its role. On October 15, 2020, we received a subscription agreement, totaling $25.0 million for the purchase of Class I common shares of our common stock from Feeder Owl Rock Feeder FIC ORCIC Equity LLC (“Feeder FIC Equity”), an entity affiliated with the Adviser. As of March 31, 2021, the Company had called all of the $25.0 million commitment from Feeder FIC Equity.

We commenced our continuous public offering of up to $2,500,000,000 in any combination of amount of shares of Class S, Class D, and Class I common stock on November 12, 2020. On November 12, 2020, we sold 700,000 shares pursuant to the subscription agreement and met the minimum offering requirement for our continuous public offering of $2.5 million. The purchase price of these shares sold in the private placement was $10.00 per share. Since meeting the minimum offering requirement and commencing our continuous public offering through March 31, 2021, the Company has issued 323,542 shares of Class D common stock and 3,771,020 Class I common stock for gross proceeds of $3.0 million and $35.9 million, respectively, including $1,000 of seed capital contributed by our Adviser in September 2020 and approximately $25.0 million in gross proceeds raised in the private placement from Feeder FIC Equity. As of May 13, 2021, we have issued 743,445 shares of our Class S common stock, 1,088,704 shares of our Class D common stock, and 8,129,713 shares of our Class I common stock for total gross proceeds of $7.0 million, $10.1 million, and $76.2 million, respectively, including seed capital of $1,000 contributed by our Adviser in September 2020 and approximately $25.0 million in gross proceeds raised from Feeder FIC Equity. The shares purchased by the Adviser and Feeder FIC Equity are subject to a lock-up pursuant to FINRA Rule 5110(e)(1) for a period of 180 days from the date of commencement of sales in the offering, and the Adviser, Feeder FIC Equity, and their permitted assignees may not engage in any transaction that would result in the effective economic disposition of the Class I shares.

Our Adviser also serves as investment adviser to Owl Rock Capital Corporation and Owl Rock Capital Corporation II.

The Adviser is under common control with Owl Rock Technology Advisors LLC (“ORTA”), Owl Rock Capital Private Fund Advisors LLC (“ORPFA”) and Owl Rock Diversified Advisors LLC (“ORDA”), which also are investment advisers and subsidiaries of Owl Rock Capital Partners. ORTA serves as investment adviser to Owl Rock Technology Finance Corp. and ORDA serves as investment adviser to Owl Rock Capital Corporation III. The Adviser, ORTA, ORPFA, ORDA (together, the “Owl Rock Advisers”) and Owl Rock Capital Partners are referred to, collectively, as “Owl Rock.” ORTA’s, ORPFA’s and ORDA’s investment teams are led by Douglas I. Ostrover, Marc S. Lipschultz and Craig W. Packer. ORTA serves as investment adviser Owl Rock Technology Finance Corp., ORPFA serves as investment adviser to Owl Rock First Lien Master Fund, L.P. (the “First Lien Fund”) and ORDA serves as investment adviser to Owl Rock Diversified Lending 2020 Fund (the “2020 Fund” and together with the First Lien Fund, the “Private Funds”) and Owl Rock Capital Corporation III.

In addition to the Owl Rock Clients, the Owl Rock Advisers may provide management or investment advisory services to entities that have overlapping objectives with us. The Owl Rock Advisers may face conflicts in the allocation of investment opportunities to us and others. In order to address these conflicts, the Owl Rock Advisers have put in place an allocation policy that addresses the allocation of investment opportunities as well as co-investment restrictions under the 1940 Act.

In addition, we and the Adviser have entered into a dealer manager agreement with Owl Rock Securities and certain participating broker dealers to solicit capital.

On December 23, 2020, Owl Rock Capital Group, the parent of the Adviser (and a subsidiary of Owl Rock Capital Partners), and Dyal Capital Partners (“Dyal”) announced they are merging to form Blue Owl Capital (“Blue Owl”).  Blue Owl will enter the public market via its acquisition by Altimar Acquisition Corporation (NYSE:ATAC) (“Altimar”), a special purpose acquisition company (the “Transaction”). If the Transaction is consummated, there will be no changes to the Company’s investment strategy or the Adviser’s investment team or investment process with respect to the Company; however, the Transaction will result in a change in control of the Adviser, which will be deemed an assignment of the Investment Advisory Agreement in accordance with the 1940 Act. As a result, the Board and the Company’s shareholders, after considering the Transaction and subsequent change in control, has determined that upon consummation of the Transaction, the Company should enter into an amended and restated investment advisory agreement with the Adviser on terms that are identical to the Investment Advisory Agreement. The Board also determined that upon consummation of the Transaction, the Company should enter into an amended and restated administration agreement with the Adviser on terms that are identical to the Administration Agreement.

We may be prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, the prior approval of the SEC. We rely on exemptive relief that has been granted to our Adviser and its affiliates, have been granted exemptive relief by the SEC to permit us to co-invest with other funds managed by our Adviser or certain of its affiliates, the Owl Rock Clients in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such exemptive relief, we generally are permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching by us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies, and (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing. In addition, pursuant to an exemptive order issued by the SEC on April 8, 2020 and applicable to all BDCs, through December 31, 2020, we were permitted, subject to the satisfaction of certain conditions, to complete follow-on investments in our existing portfolio companies with certain private funds managed by the Adviser or its affiliates and covered by our exemptive relief, even if such other funds had not previously invested in such existing portfolio company. Without this order, private funds would not be able to participate in such follow-on investments with us unless the private funds had previously acquired securities of the portfolio company in a co-investment transaction with us. Although the conditional exemptive order has expired, the SEC’s Division of Investment Management has indicated that until March 31, 2022, it will not recommend enforcement action, to the extent that any BDC with an existing coinvestment order continues to engage in certain transactions described in the conditional exemptive order, pursuant to the same terms and conditions described therein. The Owl Rock Advisers` allocation policy seeks to ensure equitable allocation of investment opportunities over time between us and/or other funds managed by our Advisers. As a result of the exemptive relief, there could be significant overlap in our investment portfolio and the investment portfolio of other funds established by our Advisers that could avail themselves of exemptive relief.

We have elected to be regulated as a BDC under the 1940 Act and intend to elect to be taxed as a regulated investment company (“RIC”) for tax purposes under the Code. As a result, we are required to comply with various statutory and regulatory requirements, such as:

•	the requirement to invest at least 70% of our assets in “qualifying assets”, as such term is defined in the 1940 Act;
•	source of income limitations;
•	asset diversification requirements; and
•	the requirement to distribute (or be treated as distributing) in each taxable year at least 90% of our investment company taxable income and tax-exempt interest for that taxable year.

COVID-19 Developments

In March 2020, the outbreak of COVID -19 was recognized as a pandemic by the World Health Organization, and in response to the outbreak, our Adviser instituted a work from home policy until it is deemed safe to return to the office.

We have and continue to assess the impact of COVID-19 on our portfolio companies. We cannot predict the full impact of the COVID-19 pandemic, including its duration in the United States and worldwide, the effectiveness of governmental responses designed to mitigate strain to businesses and the economy and the magnitude of the economic impact of the outbreak. The COVID-19 pandemic and preventative measures taken to contain or mitigate its spread have caused, and are continuing to cause, business shutdowns, cancellations of events and travel, significant reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability both globally and in the United States. Such effects will likely continue for the duration of the pandemic, which is uncertain, and for some period thereafter.

We have built out our portfolio management team to include workout experts and continue to closely monitor our portfolio companies; however, we are unable to predict the duration of any business and supply-chain disruptions, whether COVID-19 will negatively affect our portfolio companies’ operating results or the impact that such disruptions may have on our results of operations and financial condition.

Our Investment Framework

We are a Maryland corporation organized primarily to originate and make loans to, and make debt and equity investments in, U.S. middle market companies. Our investment objective is to generate current income, and to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Since our Adviser and its affiliates began investment activities in April 2016 through March 31, 2021, our Adviser and its affiliates have originated $29.8 billion aggregate principal amount of investments, of which $27.8 billion aggregate principal amount of investments prior to any subsequent exits or repayments, was retained by either us or a corporation or fund advised by our Adviser or its affiliates. We seek to generate current income primarily in U.S. upper middle market companies through direct originations of senior secured loans or originations of unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, investments in equity-related securities including warrants, preferred stock and similar forms of senior equity.

We define “middle market companies” generally to mean companies with earnings before interest expense, income tax expense, depreciation and amortization, or “EBITDA,” between $10 million and $250 million annually and/or annual revenue of $50 million to $2.5 billion at the time of investment, although we may on occasion invest in smaller or larger companies if an opportunity presents itself.

We expect that generally our portfolio composition will be majority debt or income producing securities, which may include “covenant-lite” loans (as defined below), with a lesser allocation to equity or equity-linked opportunities. These investments may include high-yield bonds, which are often referred to as “junk bonds”, and broadly syndicated loans. In addition, we may invest a portion of our portfolio in opportunistic investments, such as in large U.S. companies or foreign companies, which will not be our primary focus, but will be intended to enhance returns to our Shareholders. Our portfolio composition may fluctuate from time to time based on market conditions and interest rates. We generally intend to investment in companies with low loan-to-value ratios, which we consider to be 50% or lower.

Covenants are contractual restrictions that lenders place on companies to limit the corporate actions a company may pursue. Generally, the loans in which we expect to invest will have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance. However, to a lesser extent, we may invest in “covenant-lite” loans. We use the term “covenant-lite” to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

As of March 31, 2021, our average investment size in each of our portfolio companies was approximately $3.1 million based on fair value. As of March 31, 2021, excluding certain investments that fall outside our typical borrower profile, our portfolio companies representing 93.9% of our total debt portfolio based on fair value, had weighted average annual revenue of $615 million and weighted average annual EBITDA of $146 million.

The companies in which we invest use our capital to support their growth, acquisitions, market or product expansion, refinancings and/or recapitalizations. The debt in which we invest typically is not rated by any rating agency, but if these instruments were rated, they would likely receive a rating of below investment grade (that is, below BBB- or Baa3), which is often referred to as “junk”.

Key Components of Our Results of Operations

Investments

We focus primarily on the direct origination of loans to middle market companies domiciled in the United States.

Our level of investment activity (both the number of investments and the size of each investment) can and will vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make.

In addition, as part of our risk strategy on investments, we may reduce the levels of certain investments through partial sales or syndication to additional lenders.

Revenues

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we may generate income from dividends on either direct equity investments or equity interests obtained in connection with originating loans, such as options, warrants or conversion rights. Our debt investments typically have a term of three to ten years. As of March 31, 2021, 100.0% of our debt investments based on fair value bear interest at a floating rate, subject to interest rate floors in certain cases. Interest on our debt investments is generally payable either monthly or quarterly.

Our investment portfolio consists of floating rate loans, and our credit facility bears interest at a floating rate. Macro trends in base interest rates like London Interbank Offered Rate (“LIBOR”) and any alternative reference rates may affect our net investment income over the long term. However, because we generally originate loans to a small number of portfolio companies each quarter, and those investments vary in size, our results in any given period, including the interest rate on investments that were sold or repaid in a period compared to the interest rate of new investments made during that period, often are idiosyncratic, and reflect the characteristics of the particular portfolio companies that we invested in or exited during the period and not necessarily any trends in our business or macro trends.

Loan origination fees, original issue discount and market discount or premium are capitalized, and we accrete or amortize such amounts under U.S. generally accepted accounting principles (“U.S. GAAP”) as interest income using the effective yield method for term instruments and the straight-line method for revolving or delayed draw instruments. Repayments of our debt investments can reduce interest income from period to period. The frequency or volume of these repayments may fluctuate significantly. We record prepayment premiums on loans as interest income. We may also generate revenue in the form of commitment, loan origination, structuring, or due diligence fees, fees for providing managerial assistance to our portfolio companies and possibly consulting fees.

Dividend income on equity investments is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded companies.

Our portfolio activity also reflects the proceeds from sales of investments. We recognize realized gains or losses on investments based on the difference between the net proceeds from the disposition and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized. We record current period changes in fair value of investments that are measured at fair value as a component of the net change in unrealized gains (losses) on investments in the Consolidated Statements of Operations.

Expenses

Our primary operating expenses include the payment of the management fee, performance based incentive fee, expenses reimbursable under the Administration Agreement and Investment Advisory Agreement, legal and professional fees, interest and other debt expenses and other operating expenses. The management fee and performance based incentive fee compensate our Adviser for work in identifying, evaluating, negotiating, closing, monitoring and realizing our investments.

Except as specifically provided below, all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory and management services to us, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, are provided and paid for by the Adviser. We bear our allocable portion of the compensation paid by the Adviser (or its affiliates) to our Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to our business affairs). We bear all other costs and expenses of our operations, administration and transactions, including, but not limited to (i) investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory Agreement; (ii) our allocable portion of overhead and other expenses incurred by the Adviser in performing its administrative obligations under the Administration Agreement; and (iii) all other expenses of our operations and transactions including, without limitation, those relating to:

•	expenses deemed to be “organization and offering expenses” for purposes of Conduct Rule 2310(a)(12) of Financial Industry Regulatory Authority (exclusive of commissions, the dealer manager fee, any discounts and other similar expenses paid by investors at the time of sale of our stock);
•	the cost of corporate and organizational expenses relating to offerings of shares of our common stock;
•	the cost of calculating our net asset value, including the cost of any third-party valuation services;
•	the cost of effecting any sales and repurchases of our common stock and other securities;
•	fees and expenses payable under any dealer manager agreements, if any;
•	debt service and other costs of borrowings or other financing arrangements;
•	costs of hedging;
•	expenses, including travel expense, incurred by the Adviser, or members of the investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;
•	escrow agent, transfer agent and custodial fees and expenses;
•	fees and expenses associated with marketing efforts;
•	federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies;
•	federal, state and local taxes;
•	independent directors’ fees and expenses, including certain travel expenses;
•	costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, listing fees and licenses, and the compensation of professionals responsible for the preparation of the foregoing;
•	the costs of any reports, proxy statements or other notices to our shareholders (including printing and mailing costs);
•	the costs of any shareholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters;
•	commissions and other compensation payable to brokers or dealers;
•	research and market data;
•	fidelity bond, directors’ and officers’ errors and omissions liability insurance and other insurance premiums;
•	direct costs and expenses of administration, including printing, mailing, long distance telephone and staff;
•	fees and expenses associated with independent audits, outside legal and consulting costs;
•	costs of winding up;

•	costs incurred in connection with the formation or maintenance of entities or vehicles to hold our assets for tax or other purposes;
•	extraordinary expenses (such as litigation or indemnification); and
•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws.

We expect, but cannot assure, that our general and administrative expenses will increase in dollar terms during periods of asset growth, but will decline as a percentage of total assets during such periods.

Expense Support and Conditional Reimbursement Agreement

We have entered into an Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”) with the Adviser, the purpose of which is to ensure that no portion of our distributions to shareholders will represent a return of capital for tax purposes. The Expense Support Agreement became effective as of November 12, 2020, the date that the Company met the minimum offering requirement.

On a quarterly basis, the Adviser shall reimburse us for “Operating Expenses” (as defined below) in an amount equal to the excess of our cumulative distributions paid to our shareholders in each quarter over “Available Operating Funds” (as defined below) received by us on account of our investment portfolio during such quarter. Any payments required to be made by the Adviser pursuant to the preceding sentence are referred to herein as an “Expense Payment”.

Pursuant to the Expense Support Agreement, “Operating Expenses” means all of our operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. “Available Operating Funds” means the sum of (i) our estimated investment company taxable income (including realized net short-term capital gains reduced by realized net long-term capital losses), (ii) our realized net capital gains (including the excess of realized net long-term capital gains over realized net short-term capital losses) and (iii) dividends and other distributions paid to us on account of preferred and common equity investments in portfolio companies, if any (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The Adviser’s obligation to make an Expense Payment shall automatically become a liability of the Adviser and the right to such Expense Payment will be an asset of ours on the last business day of the applicable quarter. The Expense Payment for any quarter will be paid by the Adviser to us in any combination of cash or other immediately available funds, and/or offset against amounts due from us to the Adviser no later than the earlier of (i) the date on which we close our books for such quarter, or (ii) forty-five days after the end of such quarter.

Following any quarter in which Available Operating Funds exceed the cumulative distributions paid by us in respect of such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), we will pay such Excess Operating Funds, or a portion thereof, in accordance with the stipulations below, as applicable, to the Adviser, until such time as all Expense Payments made by the Adviser to us within three years prior to the last business day of such quarter have been reimbursed. Any payments required to be made by us are referred to as a “Reimbursement Payment”.

The amount of the Reimbursement Payment for any quarter shall equal the lesser of (i) the Excess Operating Funds in respect of such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to us within three years prior to the last business day of such quarter that have not been previously reimbursed by us to the Adviser. The payment will be reduced to the extent that such Reimbursement Payments, together with all other Reimbursement Payments paid during the fiscal year, would cause Other Operating Expenses defined as our total Operating Expenses, excluding base management fees, incentive fees, organization and offering expenses, distribution and shareholder servicing fees, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses on an annualized basis and net of any Expense Payments received by us during the fiscal year to exceed the lesser of: (i) 1.75% of our average net assets attributable to the shares of our common stock for the fiscal year-to-date period after taking such Expense Payments into account; and (ii) the percentage of our average net assets attributable to shares of our common stock represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause (ii) shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year).

No Reimbursement Payment for any quarter will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by us at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) our “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by our net assets.

The specific amount of expenses reimbursed by the Adviser, if any, will be determined at the end of each quarter. We or the Adviser will be able to terminate the Expense Support Agreement at any time, with or without notice. The Expense Support Agreement will automatically terminate in the event of (a) the termination of the Investment Advisory Agreement, or (b) a determination by our Board to dissolve or liquidate the Company. Upon termination of the Expense Support Agreement, we will be required to fund any Expense Payments that have not been reimbursed by us to the Adviser. As of March 31, 2021, the amount of Expense Support payments provided by our Adviser since inception is $0.8 million.

Fee Waivers

On September 30, 2020, the Adviser agreed to waive 100% of the base management fee for the quarter ended December 31, 2020. Any portion of the base management fee waived will not be subject to recoupment.

On February 23, 2021, the Adviser agreed to waive 100% of the base management fee for the quarter ended March 31, 2021. Any portion of the base management fee waived will not be subject to recoupment.

Reimbursement of Administrative Services

We will reimburse our Adviser for the administrative expenses necessary for its performance of services to us. However, such reimbursement will be made at an amount equal to the lower of our Adviser’s actual costs or the amount that we would be required to pay for comparable administrative services in the same geographic location. Also, such costs will be reasonably allocated to us on the basis of assets, revenues, time records or other reasonable methods. We will not reimburse our Adviser for any services for which it receives a separate fee, for example rent, depreciation, utilities, capital equipment or other administrative items allocated to a controlling person of our Adviser.

Leverage

The amount of leverage we use in any period depends on a variety of factors, including cash available for investing, the cost of financing and general economic and market conditions. We have received approvals that allow us to reduce our asset coverage ratio to 150%. and in connection with their subscription agreements, our investors are required to acknowledge our ability to operate with an asset coverage ratio that may be as low as 150%. As a result, we generally will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to the common stock if our asset coverage, as defined in the 1940 Act, would at least be equal to 150% immediately after each such issuance. This reduced asset coverage ratio permits us to double the amount of leverage we can incur. For example, under a 150% asset coverage ratio we may borrow $2 for investment purposes of every $1 of investor equity whereas under a 200% asset coverage ratio we may only borrow $1 for investment purposes for every $1 of investor equity.

In any period, our interest expense will depend largely on the extent of our borrowing and we expect interest expense will increase as we increase our leverage over time subject to the limits of the 1940 Act. In addition, we may dedicate assets to financing facilities.

Market Trends

We believe the middle-market lending environment provides opportunities for us to meet our goal of making investments that generate attractive risk-adjusted returns based on a combination of the following factors, which continue to be true in the current environment with the economic shutdown resulting from the COVID-19 national health emergency.

Limited Availability of Capital for Middle-Market Companies. We believe that regulatory and structural changes in the market have reduced the amount of capital available to U.S. middle-market companies. In particular, we believe there are currently fewer providers of capital to middle market companies. We believe that many commercial and investment banks have, in recent years, de-emphasized their service and product offerings to middle-market businesses in favor of lending to large corporate clients and managing capital markets transactions. In addition, these lenders may be constrained in their ability to underwrite and hold bank loans and high yield securities for middle-market issuers as they seek to meet existing and future regulatory capital requirements. We also believe that there is a lack of market participants that are willing to hold meaningful amounts of certain middle-market loans. As a result, we believe our ability to minimize syndication risk for a company seeking financing by being able to hold its loans without having to syndicate them, coupled with reduced capacity of traditional lenders to serve the middle-market, present an attractive opportunity to invest in middle-market companies.

Capital Markets Have Been Unable to Fill the Void in U.S. Middle Market Finance Left by Banks. While underwritten bond and syndicated loan markets have been robust in recent years, middle market companies are less able to access these markets for reasons including the following:

High Yield Market – Middle market companies generally are not issuing debt in amounts large enough to be attractively sized bonds. High yield bonds are generally purchased by institutional investors who, among other things, are focused on the liquidity characteristics of the bond being issued. For example, mutual funds and exchange traded funds (“ETFs”) are significant buyers of underwritten bonds. However, mutual funds and ETFs generally require the ability to liquidate their investments quickly in order to fund investor redemptions and/or comply with regulatory requirements. Accordingly, the existence of an active secondary market for bonds is an important consideration in these entities’ initial investment decision. Because there typically is little or no active secondary market for the debt of U.S. middle market companies, mutual funds and ETFs generally do not provide debt capital to U.S. middle market companies. We believe this is likely to be a persistent problem and creates an advantage for those like us who have a more stable capital base and have the ability to invest in illiquid assets.

Syndicated Loan Market – While the syndicated loan market is modestly more accommodating to middle market issuers, as with bonds, loan issue size and liquidity are key drivers of institutional appetite and, correspondingly, underwriters’ willingness to underwrite the loans. Loans arranged through a bank are done either on a “best efforts” basis or are underwritten with terms plus provisions that permit the underwriters to change certain terms, including pricing, structure, yield and tenor, otherwise known as “flex”, to successfully syndicate the loan, in the event the terms initially marketed are insufficiently attractive to investors. Furthermore, banks are generally reluctant to underwrite middle market loans because the arrangement fees they may earn on the placement of the debt generally are not sufficient to meet the banks’ return hurdles. Loans provided by companies such as ours provide certainty to issuers in that we can commit to a given amount of debt on specific terms, at stated coupons and with agreed upon fees. As we are the ultimate holder of the loans, we do not require market “flex” or other arrangements that banks may require when acting on an agency basis.

Robust Demand for Debt Capital. We believe U.S. middle market companies will continue to require access to debt capital to refinance existing debt, support growth and finance acquisitions. In addition, we believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd., an alternative assets industry data and research company, to be $1.5 trillion as of October 2020, will continue to drive deal activity. We expect that private equity sponsors will continue to pursue acquisitions and leverage their equity investments with secured loans provided by companies such as us.

The Middle Market is a Large Addressable Market. According to GE Capital’s National Center for the Middle Market 2nd quarter 2020 Middle Market Indicator, there are approximately 200,000 U.S. middle market companies, which have approximately 48 million aggregate employees. Moreover, the U.S. middle market accounts for one-third of private sector gross domestic product (“GDP”). GE defines U.S. middle market companies as those between $10 million and $1 billion in annual revenue, which we believe has significant overlap with our definition of U.S. middle market companies.

Attractive Investment Dynamics. An imbalance between the supply of, and demand for, middle market debt capital creates attractive pricing dynamics. We believe the directly negotiated nature of middle market financings also generally provides more favorable terms to the lender, including stronger covenant and reporting packages, better call protection, and lender-protective change of control provisions. Additionally, we believe BDC managers’ expertise in credit selection and ability to manage through credit cycles has generally resulted in BDCs experiencing lower loss rates than U.S. commercial banks through credit cycles. Further, we believe that historical middle market default rates have been lower, and recovery rates have been higher, as compared to the larger market capitalization, broadly distributed market, leading to lower cumulative losses. Lastly, we believe that in the current environment, as the economy reopens following the economic shutdown resulting from the COVID-19 national health emergency, lenders with available capital may be able to take advantage of attractive investment opportunities as the economy reopens and may be able to achieve improved economic spreads and documentation terms.

Conservative Capital Structures. Following the credit crisis, which we define broadly as occurring between mid-2007 and mid-2009, lenders have generally required borrowers to maintain more equity as a percentage of their total capitalization, specifically to protect lenders during economic downturns. With more conservative capital structures, U.S. middle market companies have exhibited higher levels of cash flows available to service their debt. In addition, U.S. middle market companies often are characterized by simpler capital structures than larger borrowers, which facilitates a streamlined underwriting process and, when necessary, restructuring process.

Attractive Opportunities in Investments in Loans. We invest in senior secured or unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, equity and equity-related securities. We believe that opportunities in senior secured loans are significant because of the floating rate structure of most senior secured debt issuances and because of the strong defensive characteristics of these types of investments. Given the current low interest rate environment, we believe that debt issues with floating interest rates offer a superior return profile as compared with fixed-rate investments, since floating rate structures are generally less susceptible to declines in value experienced by fixed-rate securities in a rising interest rate environment. Senior secured debt also provides strong defensive characteristics. Senior secured debt has priority in payment among an issuer’s security holders whereby holders are due to receive payment before junior creditors and equity holders. Further, these investments are secured by the issuer’s assets, which may provide protection in the event of a default.

Portfolio and Investment Activity

As of March 31, 2021, based on fair value, our portfolio consisted of 90.0% first lien senior secured debt investments (of which we consider 25% to be unitranche debt investments (including “last-out” portions of such loans)), 6.0% second-lien senior secured debt investments, 2.9% unsecured debt investments, and 1.1% equity investments.

As of March 31, 2021, our weighted average total yield of the portfolio at fair value and amortized cost was 6.3% and 6.3%, respectively, and our weighted average yield of debt and income producing securities at fair value and amortized cost was 6.3% and 6.3%, respectively.

As of March 31, 2021 we had investments in 23 portfolio companies with an aggregate fair value of $70.8 million.

Based on current market conditions, the pace of our investment activities, including originations and repayments, may vary. Currently, the strength of the financing and merger and acquisitions markets, coupled with the improved operational and financial performance of portfolio companies as COVID restrictions have eased, has led to increased originations and an active pipeline of investment opportunities.

Our investment activity for the three months ended March 31, 2021 is presented below (information presented herein is at par value unless otherwise indicated).

($ in thousands)	For the Three Months Ended March 31, 2021
New investment commitments
Gross originations	$67,615
Less: Sell downs	—
Total new investment commitments	$67,615
Principal amount of investments funded:
First-lien senior secured debt investments	$61,068
Second-lien senior secured debt investments	—
Unsecured debt investments	2,089
Equity investments	46
Total principal amount of investments funded	$63,203
Number of new investment commitments in new portfolio companies(1)	12
Average new investment commitment amount	$5,635
Weighted average term for new investment commitments (in years)	5.6
Percentage of new debt investment commitments at floating rates	100.0%
Percentage of new debt investment commitments at fixed rates	0.0%
Weighted average interest rate of new debt investment commitments(2)	5.6%
Weighted average spread over LIBOR of new floating rate debt investment commitments	4.7%

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 0.19% as of March 31, 2021.

Investments at fair value and amortized cost consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021			December 31, 2020
($ in thousands)	Amortized Cost	Fair Value		Amortized Cost	Fair Value
First-lien senior secured debt investments	$63,706	$63,726	(1)	$9,404	$9,404	(2)
Second-lien senior secured debt investments	4,235	4,254		4,233	4,232
Unsecured debt investments	2,079	2,068		22	22
Equity investments	777	778		719	718
Total Investments	$70,797	$70,826		$14,378	$14,376

(1)	25% of which we consider unitranche loans.
(2)	51% of which we consider unitranche loans.

The table below describes investments by industry composition based on fair value as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Aerospace and defense	2.6%	—%
Business services	7.2	6.0
Chemicals	14.3	6.8
Consumer products	1.4	6.8
Distribution	1.9	9.1
Education	10.5	—
Financial services	5.4	12.2
Food and beverage	15.4	—
Healthcare equipment and services	5.1	18.7
Healthcare providers and services	2.4	10.5
Healthcare technology	6.3	—
Household products	13.9	—
Insurance	0.1	—
Internet software and services	5.1	16.4
Manufacturing	7.0	6.8
Telecommunications	1.4	6.7
Total	100.0%	100.0%

The table below describes investments by geographic composition based on fair value as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
United States:
Midwest	31.8%	19.7%
Northeast	9.0	37.7
South	37.1	26.7
West	19.2	15.9
International	2.9	—
Total	100.0%	100.0%

The weighted average yields and interest rates of our investments at fair value as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021	December 31, 2020
Weighted average total yield of portfolio	6.3%	8.0%
Weighted average total yield of debt and income producing securities	6.3%	8.4%
Weighted average interest rate of debt securities	6.1%	7.9%
Weighted average spread over LIBOR of all floating rate investments	5.2%	7.0%

The weighted average yield of our debt and income producing securities is not the same as a return on investment for our shareholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our and our subsidiaries’ fees and expenses. The weighted average yield was computed using the effective interest rates as of each respective date, including accretion of original issue discount and loan origination fees, but excluding investments on non-accrual status, if any. There can be no assurance that the weighted average yield will remain at its current level.

Our Adviser monitors our portfolio companies on an ongoing basis. It monitors the financial trends of each portfolio company to determine if they are meeting their respective business plans and to assess the appropriate course of action with respect to each portfolio company. Our Adviser has several methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•	assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

•	periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;

•	comparisons to other companies in the portfolio company’s industry; and

•	review of monthly or quarterly financial statements and financial projections for portfolio companies.

As part of the monitoring process, our Adviser employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our Adviser rates the credit risk of all investments on a scale of 1 to 5. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. The rating system is as follows:

Investment Rating	Description
1

Investments rated 1 involve the least amount of risk to our initial cost basis. The borrower is performing above expectations, and the trends and risk factors for this investment since origination or acquisition are generally favorable;

2

Investments rated 2 involve an acceptable level of risk that is similar to the risk at the time of origination or acquisition. The borrower is generally performing as expected and the risk factors are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a rating of 2;

3	Investments rated 3 involve a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination or acquisition;
4

Investments rated 4 involve a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination or acquisition. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 120 days past due); and

5	Investments rated 5 involve a borrower performing substantially below expectations and indicates that the loan’s risk has increased substantially since origination or acquisition. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 5 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our Adviser rates the investments in our portfolio at least quarterly and it is possible that the rating of a portfolio investment may be reduced or increased over time. For investments rated 3, 4 or 5, our Adviser enhances its level of scrutiny over the monitoring of such portfolio company.

The following table shows the composition of our portfolio on the 1 to 5 rating scale as of March 31, 2021 and December 31, 2020:

	March 31, 2021		December 31, 2020
Investment Rating ($ in thousands)	Fair Value	Percentage	Fair Value	Percentage
1	$—	—%	$—	—%
2	70,826	100.0	14,376	100.0
3	—	—	—	—
4	—	—	—	—
5	—	—	—	—
Total	$70,826	100.0%	$14,376	100.0%

The following table shows the amortized cost of our performing and non-accrual debt investments as of March 31, 2021 and December 31, 2020:

	March 31, 2021		December 31, 2020
($ in thousands)	Amortized Cost	Percentage	Amortized Cost	Percentage
Performing	$70,020	100.0%	$13,659	100.0%
Non-accrual	—	—	—	—
Total	$70,020	100.0%	$13,659	100.0%

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Results of Operations

The following table represents the operating results for the three months ended March 31, 2021:

($ in thousands)	Three Months Ended March 31, 2021
Total Investment Income	$346
Less: Net Operating Expenses	421
Net Investment Income (Loss)	(75)
Net realized gain (loss)	19
Net change in unrealized gain (loss)	31
Net Increase (Decrease) in Net Assets Resulting from Operations	$(25)

Net increase (decrease) in net assets resulting from operations can vary from period to period as a result of various factors, including the level of new investment commitments, expenses, the recognition of realized gains and losses and changes in unrealized appreciation and deprecation on the investment portfolio. Additionally, we were initially capitalized on September 30, 2020 and commenced investing activities on November 10, 2020. As a result, comparisons may not be meaningful.

Investment Income

Investment income for the three months ended March 31, 2021 was as follows:

($ in thousands)	Three Months Ended March 31, 2021
Interest income from investments	$340
Other income	6
Total investment income	$346

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we may generate income from dividends on either direct equity investments or equity interest obtained in connection with originated loans, such as options, warrants or conversion rights. Additionally, we were initially capitalized on September 30, 2020 and commenced investing activities on November 10, 2020. As a result, comparisons may not be meaningful.

Expenses

Expenses for the three months ended March 31, 2021 were as follows:

($ in thousands)	Three Months Ended March 31, 2021
Initial organization	$273
Interest expense	71
Management fees	52
Professional fees	286
Directors' fees	245
Shareholder servicing fees	1
Other general and administrative	367
Total operating expenses	$1,295
Management fees waived	(52)
Expense Support	(822)
Net operating expenses	$421

We were initially capitalized on September 30, 2020 and commenced investing activities on November 10, 2020. As a result, comparisons may not be meaningful.

Under the terms of the Administration Agreement, we reimburse the Adviser for services performed for us. In addition, pursuant to the terms of the Administration Agreement, the Adviser may delegate its obligations under the Administration Agreement to an affiliate or to a third party and we reimburse the Adviser for any services performed for us by such affiliate or third party.

Net Change in Unrealized Gain (Loss)

We fair value our portfolio investments quarterly and any changes in fair value are recorded as unrealized gains or losses. During the three months ended March 31, 2021, net unrealized gains (losses) on our investment portfolio were comprised of the following:

($ in thousands)	Three Months Ended March 31, 2021
Net change in unrealized gain (loss) on investments	$42
Net change in translation of assets and liabilities in foreign currencies	(11)
Net change in unrealized gain (loss)	$31

We were initially capitalized on September 30, 2020 and commenced investing activities on November 10, 2020. As a result, comparisons may not be meaningful.

Net Realized Gains (Losses) on Investments

The realized gains and losses on fully exited and partially exited portfolio companies during the three months ended March 31, 2021 were comprised of the following:

($ in thousands)	Three Months Ended March 31, 2021
Net realized gain (loss) on investments	$7
Net realized gain (loss) on foreign currency transactions	$12
Net realized gain (loss)	$19

We were initially capitalized on September 30, 2020 and commenced investing activities on November 10, 2020. As a result, comparisons may not be meaningful.

Financial Condition, Liquidity and Capital Resources

Our liquidity and capital resources are generated primarily from the net proceeds of any offering of our common stock and from cash flows from interest, dividends and fees earned from our investments and principal repayments and proceeds from sales of our investments. The primary uses of our cash are for (i) investments in portfolio companies and other investments and to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying or reimbursing our Adviser), (iii) debt service, repayment and other financing costs of any borrowings and (iv) cash distributions to the holders of our shares.

We may from time to time enter into additional credit facilities, increase the size of our existing credit facilities or issue debt securities. Any such incurrence or issuance would be subject to prevailing market conditions, our liquidity requirements, contractual and regulatory restrictions and other factors. In accordance with the 1940 Act, with certain limited exceptions, we are only allowed to incur borrowings, issue debt securities or issue preferred stock, if immediately after the borrowing or issuance, the ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus preferred stock, is at least 150%. As of March 31, 2021 and December 31, 2020, our asset coverage ratios were 161% and 223%, respectively. We seek to carefully consider our unfunded commitments for the purpose of planning our ongoing financial leverage. Further, we maintain sufficient borrowing capacity within the 150% asset coverage limitation to cover any outstanding unfunded commitments we are required to fund.

As of March 31, 2021, we had $23.4 million in cash. During the three months ended March 31, 2021, we used $32.7 million in cash for operating activities, primarily as a result of funding portfolio investments of $62.9 million, partially offset by sales of portfolio investments of $6.5 million, and other operating activity of $23.7 million. Lastly, cash provided by financing activities was $47.9 million during the period, which was the result of proceeds from net borrowings on our credit facilities of $22.0 million and proceeds from the issuance of shares of $25.9 million.

Net Assets

Share Issuances

In connection with our formation, we had the authority to issue 3,000,000,000 common shares at $0.01 per share par value, 1,000,000,000 of which are classified as Class S common shares, 1,000,000,000 of which are classified as Class D common shares, and 1,000,000,000 of which are classified as Class I common shares. Pursuant to our Registration Statement on Form N-2 (File No. 333-249525), we registered $2,500,000,000 in any combination of shares of Class S, Class D, and Class I common stock, at initial public offering prices of $10.35 per share, $10.15 per share, and $10.00 per share, respectively. Thereafter, the purchase price per share for each class of common stock will vary and will not be sold at a price below our net asset value per share of such class, as determined in accordance with our share pricing policy, plus applicable upfront selling commissions.

On September 30, 2020, we issued 100 common shares for $1,000 to the Adviser. We received $1,000 in cash from the Adviser on October 15, 2020.

On October 15, 2020, we received a subscription agreement totaling $25 million for the purchase of shares of Class I common stock from Owl Rock Feeder FIC ORCIC Equity LLC (“Feeder FIC Equity”), an entity affiliated with the Adviser. Pursuant to the terms of that subscription agreement, Feeder FIC Equity agreed to pay for such Class I shares upon demand by one of our executive officers. Such purchase or purchases of our Class I shares were included for purposes of determining when we satisfied the minimum offering requirement. On September 30, 2020, we sold 100 shares of Class I common stock to our Adviser. On November 12, 2020, we sold 700,000 shares of Class I common stock pursuant to the subscription agreement with Feeder FIC Equity and met the minimum offering requirement for our continuous public offering of $2.5 million. The purchase price of these shares sold in the private placements was $10.00 per share, which represented the initial public offering price. The shares purchased by the Adviser and Feeder FIC Equity are subject to a lock-up pursuant to FINRA Rule 5110(e)(1) for a period of 180 days from the date of commencement of sales in the offering, and the Adviser, Feeder FIC Equity, and their permitted assignees may not engage in any transaction that would result in the effective economic disposition of the Class I shares.

The following table summarizes transactions with respect to shares of our common stock during the three months ended March 31, 2021:

	For the Three Months Ended March 31, 2021
	Class S		Class D		Class I		Total
($ in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offering	—	$—	323,542	$2,996	2,470,920	$22,880	2,794,462	$25,876
Total shares/net proceeds	—	$—	323,542	$2,996	2,470,920	$22,880	2,794,462	$25,876

In accordance with the our share pricing policy, we will modify our public offering prices to the extent necessary to comply with the requirements of the 1940 Act, including the requirement that we will not sell shares at a net offering price below the net asset value per share unless we obtain the requisite approval from our shareholders.

The changes to our offering price per share since the commencement of our initial continuous public offering and associated effective dates of such changes were as follows:

Class S
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
March 1, 2021	$9.26	$0.32	$9.58
Class D
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
March 1, 2021	$9.26	$0.14	$9.40
Class I
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
Initial offering price	$10.00	$—	$10.00
March 1, 2021	$9.26	$—	$9.26

Distributions

The Board authorizes and declares monthly distribution amounts per share of common stock, payable monthly in arrears. The following table presents cash distributions per share that were declared during the three months ended March 31, 2021:

	Class S common stock distributions		Class D common stock distributions		Class I common stock distributions
($ in thousands)	Per Share	Amount	Per Share	Amount	Per Share	Amount
2021
March 31, 2021	$0.05	$—	$0.05	$16	$0.05	$194
Total	$0.05	$—	$0.05	$16	$0.05	$194

On February 23, 2021 our Board declared regular monthly distributions for March 2021 through June 2021. The regular monthly cash distributions, each in the gross amount of $0.05145833 per share, are payable on April 28, 2021, May 28, 2021, June 28, 2021 and July 29, 2021 to shareholders of records as of March 31, 2021, April 30, 2021, May 31, 2021 and June 30, 2021, respectively.

On May 5, 2021, our Board declared regular monthly distributions for July 2021 through September 2021. The regular monthly cash distributions, each in the gross amount of $0.05145833 per share, are payable on August 27, 2021, September 28, 2021, and October 28, 2021 to shareholders of records as of July 31, 2021, August 31, 2021, and September 30, 2021, respectively.

We have adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Oklahoma, Oregon, Vermont and Washington and clients of participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of our same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. We expect to use newly issued shares to implement the distribution reinvestment plan.

We may fund our cash distributions to shareholders from any source of funds available to us, including but not limited to offering proceeds, net investment income from operations, capital gains proceeds from the sale of assets, dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies and expense support from the Adviser, which is subject to recoupment. In no event, however, will funds be advanced or borrowed for the purpose of distributions, if the amount of such distributions would exceed our accrued and received revenues for the previous four quarters, less paid and accrued operating expenses with respect to such revenues and costs.

Through March 31, 2021, a portion of our distributions resulted from expense support from the Adviser, and future distributions may result from expense support from the Adviser, each of which is subject to repayment by us within three years from the date of payment. The purpose of this arrangement is to avoid distributions being characterized as a return of capital for U.S. federal income tax purposes. Shareholders should understand that any such distribution is not based on our investment performance, and can only be sustained if we achieve positive investment performance in future periods and/or the Adviser continues to provide expense support. Shareholders should also understand that our future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that we will achieve the performance necessary to sustain these distributions, or be able to pay distributions at all.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following tables reflect the sources of cash distributions on a U.S. GAAP basis that we have declared on our shares of common stock during the three months ended March 31, 2021:

	For the Three Months Ended March 31, 2021
Source of Distribution	Per Share	Amount	Percentage
($ in thousands, except per share amounts)
Distributions in excess of net investment income	$0.05	$191	91.0%
Net realized gain (loss) on investments(1)	—	19	9.0
Total	$0.05	$210	100.0%

(1)	The net realized gain (loss) on investments per share for the three months ended March 31, 2021, rounds to less than $0.01 per share.

Share Repurchases

The Board has complete discretion to determine whether we will engage in any share repurchase, and if so, the terms of such repurchase. At the discretion of our Board, we may use cash on hand, cash available from borrowings, and cash from the sale of our investments as of the end of the applicable period to repurchase shares.

Beginning no later than the third full calendar quarter of 2021, we intend to commence a share repurchase program pursuant to which we intend to conduct quarterly repurchase offers to allow our shareholders to tender their shares at a price equal to the net offering price per share for the applicable class of shares on each date of repurchase.

We intend to limit the number of shares to be repurchased in each quarter to no more than 5.00% of our outstanding shares of common stock.

Debt

Aggregate Borrowings

Our debt obligations consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available	Net Carrying Value
Promissory Note	$75,000	$32,000	$43,000	$32,000
Total Debt	$75,000	$32,000	$43,000	$32,000

	December 31, 2020
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available	Net Carrying Value
Promissory Note	$50,000	$10,000	$40,000	$10,000
Total Debt	$50,000	$10,000	$40,000	$10,000

For the three months ended March 31, 2021, the components of interest expense were as follows:

($ in thousands)	For the Three Months Ended March 31, 2021
Interest expense	$71
Total Interest Expense	$71
Average interest rate	4.3%
Average daily borrowings	$6,711

Senior Securities

Information about our senior securities is shown in the following table as of March 31, 2021 and December 31, 2020.

Class and Period	Total Amount Outstanding Exclusive of Treasury Securities(1) ($ in millions)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
Promissory Note
March 31, 2021 (unaudited)	$32.0	$1,609	—	N/A
December 31, 2020	$10.0	$2,227	—	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)	Asset coverage per unit is the ratio of the carrying value of our total assets, less all liabilities excluding indebtedness represented by senior securities in this table, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness and is calculated on a consolidated basis.
(3)	The amount to which such class of senior security would be entitled upon our involuntary liquidation in preference to any security junior to it. The "—" in this column indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.
(4)	Not applicable because the senior securities are not registered for public trading.

Promissory Note

On October 15, 2020, we as borrower, entered into a Loan Agreement (the "Original Loan Agreement") with Owl Rock Feeder FIC ORCIC Debt LLC ("Feeder FIC Debt"), an affiliate of the Adviser, as lender, to enter into revolving promissory notes (the "Promissory Notes") to borrow up to an aggregate of $50 million from Feeder FIC Debt.

On March 31, 2021, we entered into an amendment to the Original Loan Agreement to increase the aggregate amount that could be borrowed pursuant to the Promissory Note from $50 million to $75 million. The Original Loan Agreement was amended and restated (as amended and restated, the "Loan Agreement") on May 12, 2021. We may re-borrow any amount repaid; however there is no funding commitment between Feeder FIC Debt and us.

The interest rate on amounts borrowed pursuant to Promissory Notes, prior to May 12, 2021, may be based on either the rate of interest for a LIBOR-Based Advance or the rate of interest for a Prime-Based Advance as defined in the Loan and Security Agreement, dated as of February 20, 2020, as amended from time to time, by and among the Owl Rock Capital Advisors LLC, as borrower, East West Bank, as Administrative Agent, Issuing Lender, Swingline Lender and a Lender and Investec Bank PLC as a Lender.

The interest rate on amounts borrowed pursuant to the Promissory Notes after May 12, 2021 may be based on the lesser of the rate of interest for an ABR Loan or a Eurodollar Loan under the Credit Agreement dated as of April 15, 2021, as amended or supplemented from time to time, by and among the Adviser, as borrower, the several lenders from time to time party thereto, MUFG Union Bank, N.A., as Collateral Agent and MUFG Bank, Ltd., as Administrative Agent.

The unpaid principal balance of the Revolving Promissory Note and accrued interest thereon is payable by us from time to time at the discretion of us but immediately due and payable upon 120 days written notice by Owl Rock Feeder FIC ORCIC Debt LLC, and in any event due and payable in full no later than February 28, 2022. We intend to use the borrowed funds to, among other things, make investments in portfolio companies consistent with its investment strategies.

Revolving Credit Facility

On April 14, 2021, we entered into a Senior Secured Revolving Credit Agreement (the “Revolver”). The parties to the Revolver include us as Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation as Administrative Agent, Sumitomo Mitsui Banking Corporation and MUFG Union Bank, N.A. as Joint Lead Arrangers, Joint Book Runners and Syndication Agents, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Documentation Agents.

The Revolver is guaranteed by OR Lending IC LLC, a subsidiary of ours, and will be guaranteed by certain domestic subsidiaries of ours that are formed or acquired by us in the future (collectively, the “Guarantors”). Proceeds of the Revolver may be used for general corporate purposes, including the funding of portfolio investments.

The maximum principal amount of the Revolver is $600,000,000, subject to availability under the borrowing base, which is based on the our portfolio investments and other outstanding indebtedness. Maximum capacity under the Revolver may be increased to $1,100,000,000 through the exercise by the Borrower of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Revolver is secured by a perfected first-priority interest in substantially all of the portfolio investments held by us and each Guarantor, subject to certain exceptions, and includes a $50,000,000 limit for swingline loans.

The availability period under the Revolver will terminate on April 14, 2025 (“Commitment Termination Date”) and the Revolver will mature on April 14, 2026 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Revolver out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

We may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Revolver, will bear interest at either LIBOR plus a margin, or the prime rate plus a margin. We may elect either the LIBOR or prime rate at the time of drawdown, and loans may be converted from one rate to another at any time at our option, subject to certain conditions. Further, the Revolver builds in a hardwired approach for the replacement of LIBOR loans in U.S. dollars. For LIBOR loans in other permitted currencies, the Revolver includes customary fallback mechanics for us and the Administrative Agent to select an alternative benchmark, subject to the negative consent of required Lenders. We will also pay a fee of 0.375% on undrawn amounts under the Revolver.

The Revolver includes customary covenants, including certain limitations on the incurrence by us of additional indebtedness and on our ability to make distributions to its shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and liquidity and other maintenance covenants, as well as customary events of default.

Off-Balance Sheet Arrangements

Portfolio Company Commitments

From time to time, we may enter into commitments to fund investments. As of March 31, 2021 and December 31, 2020, we had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	Investment	March 31, 2021	December 31, 2020
($ in thousands)
ACR Group Borrower, LLC	First lien senior secured revolving loan	$875	$—
AxiomSL Group, Inc.	First lien senior secured revolving loan	212	212
BCTO BSI Buyer, Inc. (dba Buildertrend)	First lien senior secured revolving loan	107	107
PATRIOT ACQUISITION TOPCO S.A.R.L. (dba Corza Health, Inc.)	First lien senior secured revolving loan	88	—
Gaylord Chemical Company, L.L.C	First lien senior secured revolving loan	791	—
Granicus, Inc.	First lien senior secured delayed draw term loan	402	—
Granicus, Inc.	First lien senior secured revolving loan	161	—
Hercules Borrower, LLC (dba The Vincit Group)	First lien senior secured revolving loan	96	96
Individual Foodservice Holdings, LLC	First lien senior secured delayed draw term loan	89	99
Individual Foodservice Holdings, LLC	First lien senior secured revolving loan	68	65
Peter C. Foy & Associated Insurance Services, LLC	First lien senior secured delayed draw term loan C	4	—
Peter C. Foy & Associated Insurance Services, LLC	First lien senior secured delayed draw term loan D	1,920	—
Peter C. Foy & Associated Insurance Services, LLC	First lien senior secured revolving loan	5	—
PCF Holdco, LLC	Class A Units	163	—
Refresh Parent Holdings, Inc.	First lien senior secured delayed draw term loan	179	393
Refresh Parent Holdings, Inc.	First lien senior secured revolving loan	144	103
Total Unfunded Portfolio Company Commitments		$5,304	$1,075

We maintain sufficient borrowing capacity to cover outstanding unfunded portfolio company commitments that we may be required to fund. We seek to carefully consider our unfunded portfolio company commitments for the purpose of planning our ongoing financial leverage. Further, we maintain sufficient borrowing capacity within the 150% asset coverage limitation to cover any outstanding portfolio company unfunded commitments we are required to fund.

Organizational and Offering Costs

The Adviser has incurred organization and offering costs on behalf of us in the amount of $2.5 million for the period from April 22, 2020 (Inception) to March 31, 2021, of which $0.5 million has been charged to us pursuant to the Investment Advisory Agreement. Under the Investment Advisory Agreement and Administration Agreement, the Adviser is entitled to receive up to 1.5% of gross offering proceeds raised in our continuous public offering until all organization and offering costs paid by the Adviser have been recovered.

The Adviser has incurred organization and offering costs on behalf of the Company in the amount of $2.3 million for the period from April 22, 2020 (Inception) to December 31, 2020, of which $0.2 million has been charged to the Company pursuant to the Investment Advisory Agreement.

Other Commitments and Contingencies

From time to time, we may become a party to certain legal proceedings incidental to the normal course of our business. As of March 31, 2021, management was not aware of any pending or threatened litigation against us.

Contractual Obligations

A summary of our contractual payment obligations under our Promissory Note as of March 31, 2021, is as follows:

	Payments Due by Period
($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Promissory Note	$32,000	32,000	$-	—	—
Total Contractual Obligations	$32,000	$32,000	$—	$—	$—

Related Party Transactions

We have entered into a number of business relationships with affiliated or related parties, including the following:

•	the Investment Advisory Agreement;
•	the Administration Agreement;
•	the Expense Support Agreement;
•	the Dealer Manager Agreement; and
•	the License Agreement.

In addition to the aforementioned agreements, we rely on exemptive relief that has been granted to our Adviser and certain affiliates to co-invest with other funds managed by the Owl Rock Advisers, including the Owl Rock Clients, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. See “ITEM 8. – Notes to Consolidated Financial Statements – Note 3. Agreements and Related Party Transactions” for further details.

Our Board has authorized us to enter into a series of Promissory Notes with an affiliate of our Adviser to borrow up to $75 million. See “ITEM 1. – Notes to Consolidated Financial Statements – Note. 6 Debt” for further details.

Critical Accounting Policies

The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. Our critical accounting policies should be read in connection with our risk factors as disclosed in our Form 10-K for the fiscal year ended December 31, 2020 and in “ITEM 1A. – RISK FACTORS.”

Investments at Fair Value

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Investments for which market quotations are readily available are typically valued at the bid price of those market quotations. To validate market quotations, we utilize a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available, as is the case for substantially all of our investments, are valued at fair value as determined in good faith by our Board, based on, among other things, the input of the Adviser, our audit committee and independent third-party valuation firm(s) engaged at the direction of the Board.

As part of the valuation process, the Board takes into account relevant factors in determining the fair value of our investments, including: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Board considers whether the pricing indicated by the external event corroborates its valuation.

The Board undertakes a multi-step valuation process, which includes, among other procedures, the following:

•	With respect to investments for which market quotations are readily available, those investments will typically be valued at the bid price of those market quotations;
•	With respect to investments for which market quotations are not readily available, the valuation process begins with the independent valuation firm(s) providing a preliminary valuation of each investment to the Adviser’s valuation committee;
•	Preliminary valuation conclusions are documented and discussed with the Adviser’s valuation committee. Agreed upon valuation recommendations are presented to the Audit Committee;
•	The Audit Committee reviews the valuations recommendations and recommends values for each investment to the Board; and
•	The Board reviews the recommended valuations and determines the fair value of each investment.

We conduct this valuation process on a quarterly basis.

We apply Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, we consider its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.
•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfer occurred. In addition to using the above inputs in investment valuations, we apply the valuation policy approved by our Board that is consistent with ASC 820. Consistent with the valuation policy, we evaluate the source of the inputs, including any markets in which our investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), we subject those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment. For example, we, or the independent valuation firm(s), review pricing support provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize amounts that are different from the amounts presented and such differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.

Rule 2a-5 under the 1940 Act was recently adopted by the SEC and establishes requirements for determining fair value in good faith for purposes of the 1940 Act. We intend to comply with the new rule`s requirements on or before the compliance date in September 2022.

Interest and Dividend Income Recognition

Interest income is recorded on the accrual basis and includes amortization of discounts or premiums. Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK interest represents accrued interest that is added to the principal amount of the investment on the respective interest payment dates rather than being paid in cash and generally becomes due at maturity. Discounts and premiums to par value on securities purchased are amortized into interest income over the contractual life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the amortization of discounts or premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. If at any point we believe PIK interest is not expected to be realized, the investment generating PIK interest will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest or dividends are generally reversed through interest income. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Distributions

We intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code. To obtain and maintain our tax treatment as a RIC, we must distribute (or be deemed to distribute) in each taxable year distributions for tax purposes equal to at least 90 percent of the sum of our:

•	investment company taxable income (which is generally our ordinary income plus the excess of realized short-term capital gains over realized net long-term capital losses), determined without regard to the deduction for dividends paid, for such taxable year; and
•	net tax-exempt interest income (which is the excess of our gross tax exempt interest income over certain disallowed deductions) for such taxable year.

As a RIC, we (but not our shareholders) generally will not be subject to U.S. federal tax on investment company taxable income and net capital gains that we distribute to our shareholders.

We intend to distribute annually all or substantially all of such income. To the extent that we retain our net capital gains or any investment company taxable income, we generally will be subject to corporate-level U.S. federal income tax. We can be expected to carry forward our net capital gains or any investment company taxable income in excess of current year dividend distributions, and pay the U.S. federal excise tax as described below.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% U.S. federal excise tax payable by us. We may be subject to a nondeductible 4% U.S. federal excise tax if we do not distribute (or are treated as distributing) during each calendar year an amount at least equal to the sum of:

•	98% of our net ordinary income excluding certain ordinary gains or losses for that calendar year;
•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the twelve-month period ending on October 31 of that calendar year; and
•	100% of any income or gains recognized, but not distributed, in preceding years.

While we intend to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% U.S. federal excise tax, sufficient amounts of our taxable income and capital gains may not be distributed and as a result, in such cases, the excise tax will be imposed. In such an event, we will be liable for this tax only on the amount by which we do not meet the foregoing distribution requirement.

We intend to pay monthly distributions to our shareholders out of assets legally available for distribution. All distributions will be paid at the discretion of our Board and will depend on our earnings, financial condition, maintenance of our tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as our Board may deem relevant from time to time.

To the extent our current taxable earnings for a year fall below the total amount of our distributions for that year, a portion of those distributions may be deemed a return of capital to our shareholders for U.S. federal income tax purposes. Thus, the source of a distribution to our shareholders may be the original capital invested by the shareholder rather than our income or gains. Shareholders should read written disclosure carefully and should not assume that the source of any distribution is our ordinary income or gains.

With respect to distributions we have adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Oklahoma, Oregon, Vermont and Washington and clients of participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company’s same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. We expect to use newly issued shares to implement the distribution reinvestment plan. Shareholders who receive distributions in the form of shares of common stock will be subject to the same U.S. federal, state and local tax consequences as if they received cash distributions.

Income Taxes

We have elected to be treated as a BDC under the 1940 Act. We also intend to elect to be treated as a RIC under the Code beginning with our taxable year ended December 31, 2020 and intend to qualify for tax treatment as a RIC thereafter. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we distribute at least annually to our shareholders as distributions. Rather, any tax liability related to income earned and distributed by us represents obligations of our investors and will not be reflected in our consolidated financial statements.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, we must distribute to our shareholders, for each taxable year, at least 90% of our “investment company taxable income” for that year, which is generally our ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses. In order for us to not be subject to U.S. federal excise taxes, we must distribute annually an amount at least equal to the sum of (i) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (iii) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. We, at our discretion, may carry forward taxable income in excess of calendar year dividends and pay a 4% nondeductible U.S. excise tax on this income.

We evaluate tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. There were no material uncertain tax positions through December 31, 2020.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are subject to financial market risks, including valuation risk and interest rate risk.

Valuation Risk

We have invested, and plan to continue to invest, primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we value these investments at fair value as determined in good faith by our Board, based on, among other things, the input of the Adviser, our Audit Committee and independent third-party valuation firm(s) engaged at the direction of the Board, and in accordance with our valuation policy. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We intend to fund portions of our investments with borrowings, and at such time, our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. Accordingly, we cannot assure you that a significant change in market interest rates will not have a material adverse effect on our net investment income.

As of March 31, 2021, 100.0% of our debt investments based on fair value were at floating rates. Additionally, the weighted average LIBOR floor, based on fair value, of our debt investments was 0.89%.

Based on our Consolidated Statements of Assets and Liabilities as of March 31, 2021, the following table shows the annualized impact on net income of hypothetical base rate changes in interest rates on our debt investments (considering interest rate floors for floating rate instruments) assuming each floating rate investment is subject to 3 month LIBOR and there are no changes in our investment and borrowing structure.

($ in millions)	Interest Income	Interest Expense	Net Income
Up 300 basis points	$2.1	$1.0	$1.1
Up 200 basis points	$1.4	$0.6	$0.8
Up 100 basis points	$0.7	$0.3	$0.4
Up 50 basis points	$-	$-	$-
Down 25 basis points	$-	$-	$-
Down 50 basis points	$-	$-	$-

We may in the future hedge against interest rate fluctuations by using hedging instruments such as additional interest rate swaps, futures, options, and forward contracts. While hedging activities may mitigate our exposure to adverse fluctuations in interest rates, certain hedging transactions that we may enter into in the future, such as interest rate swap agreements, may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

Currency Risk

From time to time, we may make investments that are denominated in a foreign currency. These investments are translated into U.S. dollars at each balance sheet date, exposing us to movements in foreign exchange rates. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us. We may seek to utilize instruments such as, but not limited to, forward contracts to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates.

Item 4. Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended, we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective as of the end of the period covered by the Quarterly Report on Form 10-Q.

(b)	Changes in Internal Controls Over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended March 31, 2021 quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, we do not expect that any such future proceedings will have a material effect upon our financial condition or results of operations.

Item 1A. Risk Factors.

In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Part I, “ITEM 1A. RISK FACTORS” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which could materially affect our business, financial condition and/or operating results. The risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results.

Risks Related to Our Business

The interest rates of our term loans to our portfolio companies that extend beyond 2021 might be subject to change based on recent regulatory changes.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. We typically use LIBOR as a reference rate in term loans that we extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a portfolio company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.

On March 5, 2021, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will not compel panel banks to contribute to the overnight and 1, 3, 6, and 12 month USD LIBOR tenors after June 30, 2023 and all other tenors after December 31, 2021. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates (“IBORs”). To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, at this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere or, whether the COVID-19 outbreak will have further effect on LIBOR transition plans.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market value and/or transferability of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations. In addition, while the majority of our LIBOR-linked loans contemplate that LIBOR may cease to exist and allow for amendment to a new base rate without the approval of 100% of the lenders, if LIBOR ceases to exist, we will still need to renegotiate the credit agreements extending beyond 2021 with our portfolio companies that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest at a lower interest rate, which could have an adverse impact on the value and liquidity of our investments in these portfolio companies and, as a result on our results of operations. Moreover, if LIBOR ceases to exist, we may need to renegotiate certain terms of our credit facilities. If we are unable to do so, amounts drawn under our credit facilities may bear interest at a higher rate, which would increase the cost of our borrowings and, in turn, affect our results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

In order to satisfy the reinvestment portion of our dividends for the three months ended March 31, 2021, we issued the following shares of common stock to stockholders of record on the dates noted below who did not opt out of our dividend reinvestment plan. These issuances were not subject to the registration requirements of the Securities Act of 1933, as amended.

Date of Issuance	Record Date	Number of Shares	Purchase Price
April 28, 2021	March 31, 2021	2,888	$9.26

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits, Financial Statement Schedules.

Exhibit Number	Description of Exhibits

10.1	Amendment No. 1, dated as of March 31, 2021, to the Loan Agreement, dated as of October 15, 2020, by and between Owl Rock Core Income Corp. and Owl Rock Feeder FIC ORCIC Debt LLC.

10.2	Senior Secured Revolving Credit Agreement, dated as of April 13, 2021, among Owl Rock Core Income Corp. as Borrower, the Lenders and Issuing Banks party thereto, and Sumitomo Mitsui Banking Corporation as Administrative Agent, Sumitomo Mitsui Banking Corporation and MUFG Union Bank, N.A. as Syndication Agents, Sumitomo Mitsui Banking Corporation and MUFG Union Bank, N.A. as Joint Lead Arrangers and Joint Book Runners, JP Morgan Chase Bank, N.A. and Bank of America as Documentation Agents.

10.3*	Amended and Restated Loan Agreement, dated May 12 2021, by and between Owl Rock Core Income Corp. and Owl Rock Feeder FIC ORCIC Debt LLC.

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities and Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities and Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*        Filed herewith.

**        Furnished herewith.

SIGNATURES

Pursuant to the requirements of section 13 or 15(d) the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Owl Rock Core Income Corp.

Date: May 13, 2021	By:	/s/ Craig W. Packer
Craig W. Packer
Chief Executive Officer

Date: May 13, 2021	By:	/s/ Bryan Cole
Bryan Cole
Chief Financial Officer and Chief Accounting Officer